UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. __)

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MEDICINOVA, INC.

(Name of Registrant as Specified In Its Charter)

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April 30, 2012

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of MediciNova, Inc. The meeting will be held on Thursday, June 14, 2012, at 3:30 p.m. Pacific Daylight Time at the Northern Trust Tower, 4370 La Jolla Village Drive, Suite 210, San Diego, California 92122.

With this letter we have enclosed a copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2011, Notice of Annual Meeting of Stockholders, Proxy Statement and proxy card. These materials provide further information concerning our Annual Meeting. If you would like another copy of the Annual Report, please send your request to MediciNova, Inc., 4350 La Jolla Village Drive, Suite 950, San Diego, California 92122, Attention: Investor Relations, and one will be mailed to you. It is also available on our Internet site at www.medicinova.com.

After reading the Proxy Statement, please mark, date, sign and return the enclosed proxy to ensure that your shares will be represented. WE CANNOT ENSURE THAT YOUR SHARES WILL BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY SO THAT IT IS RECEIVED BY JUNE 8, 2012, OR YOU MAY ATTEND THE ANNUAL MEETING IN PERSON. Your vote is important, so please return your proxy promptly.

The Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours,

Yuichi Iwaki, M.D., Ph.D.

President, Chief Executive Officer and Director

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 14, 2012

To the Stockholders of MediciNova, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MediciNova, Inc., a Delaware corporation, or MediciNova, will be held on Thursday, June 14, 2012, at 3:30 p.m. Pacific Daylight Time at the Northern Trust Tower, 4370 La Jolla Village Drive, Suite 210, San Diego, California 92122 for the following purposes:

1. To elect three Class II directors of the Company, as recommended for nomination by the Nominating and Corporate Governance Committee and approved by the Board, to hold office until the 2015 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, or, if sooner, until their earlier death, resignation or removal;

2. To ratify the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

3. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the total number of shares of common stock that the Company is authorized to issue from thirty million (30,000,000) to one hundred million (100,000,000) shares and to increase the total number of shares of preferred stock that the Company is authorized to issue from five hundred thousand (500,000) to three million (3,000,000) shares; and

4. To conduct any other business properly brought before the Annual Meeting.

Stockholders of record as of the close of business on April 19, 2012 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection at MediciNova’s offices, located at 4350 La Jolla Village Drive, Suite 950, San Diego, California 92122, for ten days prior to the meeting.

It is important that your shares are represented at the Annual Meeting. Even if you plan to attend the meeting in person, we hope that you will mark, sign and date the enclosed proxy and return it promptly so that it is received by June 8, 2012. This will not limit your right to attend or vote at the meeting.

By Order of the Board of Directors,

Yuichi Iwaki, M.D., Ph.D.

President, Chief Executive Officer and Director

San Diego, California

April 30, 2012

MEDICINOVA, INC.

4350 LA JOLLA VILLAGE DRIVE, SUITE 950

SAN DIEGO, CALIFORNIA 92122

PROXY STATEMENT FOR THE ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD JUNE 14, 2012

What is this document?

This document is the Proxy Statement of MediciNova, Inc., a Delaware corporation, for the Annual Meeting of Stockholders to be held at 3:30 p.m., Pacific Daylight Time, on Thursday, June 14, 2012. A form of proxy card is included. This document and the form of proxy card are first being mailed or given to stockholders on or about May 4, 2012.

We refer to our company throughout this document as “we,” “us,” the “Company” or “MediciNova.”

Why I am receiving this document?

You are receiving this document because you were one of our stockholders of record as of the close of business on April 19, 2012, the record date for our Annual Meeting, or the Record Date. We are sending this document and the form of proxy card to solicit your proxy to vote upon certain matters at the Annual Meeting.

When and where is the Annual Meeting being held, and who may attend?

The Annual Meeting is scheduled to be held on Thursday, June 14, 2012, at 3:30 p.m. Pacific Daylight Time at the Northern Trust Tower, 4370 La Jolla Village Drive, Suite 210, San Diego, California 92122, as well as any adjournment or postponement thereof. Only stockholders, their proxy holders and our invited guests may attend the meeting. If a broker, bank or other nominee holds your shares in street name, please bring a copy of the account statement reflecting your ownership as of April 19, 2012 so that we may verify your status as a stockholder and have you check in at the registration desk for the meeting. For security reasons, we also may require photo identification for admission. If you would like directions to the meeting, please send your request to MediciNova, Inc., 4350 La Jolla Village Drive, Suite 950, San Diego, California 92122, Attention: Investor Relations.

What is a proxy, and who is paying the costs to prepare this document and solicit my proxy?

A proxy is your legal designation of another person to vote your shares of our common stock, par value $0.001 per share, or the Common Stock. The document that designates someone as your proxy is also called a proxy or a proxy card.

We will pay all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement and the form of proxy card.

Who is soliciting my proxy and will anyone be compensated to solicit my proxy?

Your proxy is being solicited by and on behalf of our Board of Directors, or the Board. In addition to solicitation by use of the mails, proxies may be solicited by our officers and employees in person or by personal interview, telephone, electronic mail, facsimile transmission or other means of communication. Our officers and employees will not be additionally compensated, but they may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners.

Who is entitled to vote at the Annual Meeting?

Only holders of shares of our Common Stock as of the Record Date are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, we had 16,118,565 shares of our Common Stock outstanding.

How many votes do I have, and can I cumulate my vote?

You have one vote for each share of our Common Stock that you held as of the Record Date. Cumulative voting is not allowed.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum must be present at the Annual Meeting for any business to be conducted. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the Record Date, there were 16,118,565 shares of our Common Stock outstanding and entitled to vote. Thus, the holders of 8,059,283 shares of voting stock must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares of voting stock present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How may I vote my shares?

You may vote your shares of our Common Stock at the Annual Meeting either in person or by proxy. To vote by proxy, you must mark, date, sign and mail the enclosed proxy. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person. The shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Annual Meeting in accordance with the instructions therein.

What am I voting on?

You will be asked to be to vote on the following:

•	the election of three Class II directors of the Company, as recommended for nomination by the Nominating and Corporate Governance Committee and approved by the Board;

•	the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

•

the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the total number of shares of Common Stock that the Company is authorized to issue from thirty million (30,000,000) to one hundred million (100,000,000) shares and to increase the total number of shares of Preferred Stock that the Company is authorized to issue from five hundred thousand (500,000) to three million (3,000,000) shares; and

•	such other business that may be properly brought before the Annual Meeting.

May other matters be raised at the Annual Meeting; how will the meeting be conducted?

We currently are not aware of any business to be acted upon at the Annual Meeting other than the matters described above. Under Delaware law and our governing documents, no other business aside from procedural matters may be raised at the Annual Meeting unless proper notice has been given to us by the stockholders. If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

We have broad authority to conduct the Annual Meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, we have broad discretion to establish reasonable rules for discussion, comments and questions during the meeting. We are also entitled to rely upon applicable laws regarding disruptions or disorderly conduct to ensure that the Annual Meeting proceeds in a manner that is fair to all participants.

If my shares are held by my broker in street name, will my broker vote my shares for me?

If you are the beneficial owner of shares held in “street name” by a broker, your broker is the record holder of the shares. The broker, however, is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker may exercise discretionary voting power to vote your shares with respect to routine matters, but the broker may not exercise discretionary voting power to vote your shares with respect to “non-routine” items. In the case of non-routine items, the shares that cannot be voted by your broker would be treated as “broker non-votes.” At the Annual Meeting, only the ratification of the appointment of Ernst & Young LLP is a routine item for which your broker may exercise discretionary voting power.

How will my proxy be voted?

The individuals named on the proxy card will vote your proxy in the manner you indicate on the proxy card. If your shares are not held in street name and you return your proxy but do not mark your voting preference, the individuals named as proxies will vote your shares: (i) FOR the election of the three nominees for Class II directors of the Company, as recommended for nomination by the Nominating and Corporate Governance Committee and approved by the Board, to hold office until the 2015 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, or, if sooner, until their earlier death, resignation or removal; (ii) FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and (iii) FOR the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the total number of shares of Common Stock that the Company is authorized to issue from thirty million (30,000,000) to one hundred million (100,000,000) shares and to increase the total number of shares of Preferred Stock that the Company is authorized to issue from five hundred thousand (500,000) to three million (3,000,000) shares.

If your shares are held in street name and you do not mark your voting preference on “Proposal One: Election of Directors”, or “Proposal Three: Approval of an Amendment to the Company’s Amended and Restated Certificate of Incorporation”, your shares will not be voted and the shares become broker non-votes as to the particular proposal. If your shares are held in street name and you return your proxy but do not mark your voting preference, the bank, broker or other nominee has the authority to vote your unvoted shares on “Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm.” If the bank, broker or other nominee does not vote your unvoted shares on Proposal Two, the shares become “broker non-votes” as to such proposal.

We encourage you to provide voting instructions. This ensures your shares of Common Stock will be voted at the Annual Meeting in the manner you desire.

How many votes are needed to elect directors, to ratify the appointment of our accounting firm, and to approve the amendment to the Company’s Amended and Restated Certificate of Incorporation?

Directors are elected by a plurality vote of the votes cast by the holders of shares of our Common Stock entitled to vote at the Annual Meeting. A plurality vote means that the directors who receive the most votes in an election, though not necessarily a majority, will be elected. Only votes “For” or “Withheld” will affect the outcome.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

The approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation will be decided by the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock issued and outstanding on the Record Date. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as an “Against” vote.

Can I change my mind and revoke my proxy?

Yes. To revoke a proxy given in response to this solicitation, you must:

•	attend the Annual Meeting and vote in person;

•	submit a written notice of revocation to us prior to or at the Annual Meeting; or

•	submit another proxy of a later date that is properly executed prior to or at the Annual Meeting.

Will my vote be confidential?

Yes. We will continue our practice of keeping the votes of all stockholders confidential. Stockholder votes will not be disclosed to our directors, officers, employees or agents, except:

•	as necessary to meet applicable legal requirements;

•	in a dispute regarding authenticity of proxies and ballots;

•	in the case of a contested proxy solicitation, if the other party soliciting proxies does not agree to comply with the confidential voting policy; or

•	when a stockholder makes a written comment on the proxy card or otherwise communicates the vote to management.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement, Form 10-K and annual report to stockholders are available at www.medicinova.com.

Where is our Common Stock traded?

Our Common Stock is traded and quoted on the Nasdaq Global Market, or Nasdaq, under the symbol “MNOV” and on the Jasdaq Market of the Osaka Stock Exchange under the code “4875.”

IMPORTANT

Please mark, sign and date the enclosed proxy and return it promptly so that it is received by June 8, 2012 to ensure that your shares can be voted, whether or not you intend to be present at the Annual Meeting. This will not limit your rights to attend or vote in person at the Annual Meeting.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF CLASS II DIRECTORS

General

The Board currently consists of seven members divided into three classes, each serving staggered three-year terms as follows:

•	Class I, whose term will expire at the Annual Meeting of Stockholders to be held in 2014;

•	Class II, whose term will expire at this Annual Meeting; and

•	Class III, whose term will expire at the Annual Meeting of Stockholders to be held in 2013.

The Class II members of the Board are scheduled for election at the Annual Meeting. The Nominating and Corporate Governance Committee of the Board has recommended, and the Board has designated, Hiroaki Shigeta, Kousuke Nakata and Yuichi Iwaki, M.D., Ph.D., who are incumbent directors, to be elected as the Class II directors at the Annual Meeting. If elected at the Annual Meeting, each Class II director will hold office until the Annual Meeting of Stockholders in 2015 and until his successor has been duly elected and qualified unless he resigns or is removed. If any of the Class II directors is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for any nominee designated by the Board, taking into account a recommendation by the Nominating and Corporate Governance Committee, if any, to fill the vacancy.

Election of each of the Class II directors will require the affirmative vote of a plurality of the shares present and voting at the Annual Meeting in person or by proxy. The three nominees receiving the highest number of affirmative votes will be elected. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Biographical Information

Biographical information concerning the Class I directors as of the date of this Proxy Statement, who will serve until the 2014 Annual Meeting of Stockholders, is set forth below.

Name	Served as Director Since	Age	Principal Business Experience
Jeff Himawan, Ph.D.	2006	47	Jeff Himawan, Ph.D. has served as a director since January 2006 and became Chairman of the Board of Directors in March 2007. Dr. Himawan is a Managing Director of Essex Woodlands Health Ventures, L.P., which he joined in 2001. Essex Woodlands Health Ventures and its affiliates own approximately 8% of our outstanding Common Stock. Prior to joining Essex Woodlands Health Ventures, Dr. Himawan was Managing Director and Co-founder of Seed-One Ventures, LLC. Prior to Seed-One Ventures, he was a scientist in academic and industrial settings. Dr. Himawan also served as a member of the Board of Iomai Corporation (now Intercell USA, Inc.) from 2002 to 2007. Dr. Himawan holds a B.S. in biology from the Massachusetts Institute of Technology and a Ph.D. in

Name	Served as Director Since	Age	Principal Business Experience
			biological chemistry and molecular pharmacology from Harvard University. Based on his background in corporate finance and capital raising and his extensive experiences in the biotechnology industry, the Board believes Dr. Himawan has the appropriate set of skills to serve as a member of our Board.

David O’Toole	2012	53	David O’Toole has served as a director since April 2012. Since May 2010, Mr. O’Toole has served as Vice President and Chief Financial Officer of Response Genetics, a life sciences company. From June 2008 until August 2009, Mr. O’Toole was Executive Vice President and Chief Financial Officer at Abraxis Bioscience, Inc. a biotechnology company. From 1997 until 2008, Mr. O’Toole served as a partner with Deloitte & Touche LLP. Mr. O’Toole received a B.S. in Accounting from the University of Arizona. Mr. O’Toole was appointed to the Board following a search for a suitable director to serve as the Chairman of the audit committee of the Board and who also meets the financial sophistication requirements under applicable Nasdaq rules. The company engaged Levin and Company, Inc., or Levin, to assist in this search and multiple candidates were interviewed by the Board prior to Mr. O’Toole’s appointment. The Company paid $60,000 to Levin for its services in locating a suitable director candidate. Based on Mr. O’Toole’s significant financial and international experience in the Company’s industry, the Board believes Mr. O’Toole has the appropriate set of skills to serve as a member of our Board.

Biographical information concerning each of the Class II director nominees as of the date of this Proxy Statement is set forth below.

Name	Served as Director Since	Age	Principal Business Experience
Yuichi Iwaki, M.D., Ph.D.	2000	62	Yuichi Iwaki, M.D., Ph.D. is our founder and served as the Chairman of the Board of Directors from our inception in September 2000 to March 2007, becoming Executive Chairman in July 2005, Acting Chief Executive Officer as of September 2005 and President and Chief Executive Officer as of March 2006. From September 2001 until January 2007, Dr. Iwaki also served as our consultant in connection with financing transactions and business development activities. Dr. Iwaki was a member of the Board of Avigen, Inc. from 1994 to 2008. He holds three professorships at the University of Southern California School of Medicine in the Departments of Urology, Surgery and Pathology and has been Director of the

Name	Served as Director Since	Age	Principal Business Experience
			Transplantation Immunology and Immunogenetic Laboratory since 1992. Dr. Iwaki is also a visiting professor at the Nihon University School of Medicine and Kyushu University. Prior to joining the faculty at the University of Southern California School of Medicine, Dr. Iwaki held professorships at the University of Pittsburgh School of Medicine in the Departments of Surgery and Pathology from 1989 through 1991. Dr. Iwaki received both his M.D. and Ph.D. degrees from Sapporo Medical School in Sapporo, Japan. Dr. Iwaki is the author of more than 200 peer-reviewed publications and more than 40 book chapters. Dr. Iwaki has been advising pharmaceutical companies and venture capital funds regarding research and investment strategies for over 25 years and serves on the board of directors of several biotechnology companies. Based on his medical background, relationships with leading Japanese biotechnology companies and extensive experiences as a professor and as an advisor to pharmaceutical companies, the Board believes Dr. Iwaki has the appropriate set of skills to serve as a member of our Board.

Hiroaki Shigeta	2009	69	Hiroaki Shigeta has served as a director since September 2009. Mr. Shigeta has served as a director of The Medicines Company, a company listed on The NASDAQ Stock Market, Inc., since April 2007. Mr. Shigeta served as a consultant to The Medicines Company from July 2006 to December 2007. From January 2005 until June 2006, he served as a consultant to various Japanese pharmaceutical companies. From October 1993 to December 2004, Mr. Shigeta served in a variety of senior management positions with Hoffman-La Roche, Inc. and its affiliates. From January 2003 to December 2004, Mr. Shigeta was the U.S. Head, Far East Relations of Hoffman-La Roche and from June 2002 to April 2003, he was a Member of the Board of Chugai Seiyaku KK, Tokyo, a majority-owned affiliate of Roche Holding of Switzerland. From January 2001 to May 2002, Mr. Shigeta served as Chairman and Representative Director of Nippon Roche KK, a pharmaceutical company and a Japanese affiliate of Roche Holding of Switzerland. From October 1993 to December 2000, Mr. Shigeta was the President and Chief Executive Officer of Nippon Roche KK. Mr. Shigeta received a B.A. in economics from Momoyama Gakuin University in Osaka, Japan and a B.S. from Haas Business School, University of California at Berkeley. Based on his relationships with leading Japanese biotechnology companies and extensive experience as a consultant and senior manager of various pharmaceutical companies, the Board believes Mr. Shigeta has the appropriate set of skills to serve as a member of our Board.

Name	Served as Director Since	Age	Principal Business Experience
Kousuke Nakata	2011	39	Kousuke Nakata has served as a director since November 2011. Mr. Nakata joined Kissei Pharmaceutical Co., Ltd. In 1997 and was the Licensing Manager 2008 through 2011. Since 2012, he has been the Director, Licensing and Clinical Development, Kissei America, Inc. His responsibilities at Kissei include co-development, in-licensing, out-licensing and alliance management for various new drugs in the fields of ophthalmology, metabolism, women’s health, allergy, urology, chronic kidney disease, and neurodegenerative diseases. Mr. Nakata obtained a B.A. degree in engineering from Yokohama National University and a Masters degree in integrated science from the Yokohama City University and passed the US CPA examination. Mr. Nakata was appointed to the Board following a request by Kissei that the Board include a representative of Kissei. Kissei owns approximately 16% of the outstanding capital stock of the Company and is the licensor for the Company’s lead compound. Mr. Nakata is not considered an independent director under applicable Nasdaq rules. The Board believes Mr. Nakata has the appropriate set of skills to serve as a member of our Board.

Biographical information concerning each of the Class III directors as of the date of this Proxy Statement, who will serve until the 2013 Annual Meeting of Stockholders, is set forth below.

Name	Served as Director Since	Age	Principal Business Experience
Arlene Morris	2006	60	Arlene Morris has served as a director since May 2006. Ms. Morris brings significant expertise in the establishment of strategic partnerships, marketing and operations to us. Ms. Morris is currently CEO of Syndax Pharmaceuticals a late-stage clinical development oncology company with a platform based on an epigenetic approach to overcoming the problem of resistance in cancer therapy. Ms. Morris was appointed President and Chief Executive Officer of Affymax, Inc., a Nasdaq-listed biotechnology company, in June 2003 and served as CEO until 2011. From 2001 to 2003, she served as the President and Chief Executive Officer of Clearview Projects, Inc. Prior to that, Ms. Morris served from 1996 to 2001 as the Senior Vice President, Business Development for Coulter Pharmaceutical Inc. Previously, she was the Vice President of Business Development at Scios, Inc. from 1993 to 1996, where she completed several high profile transactions, including one of the first biotech profit-sharing deals for a late-stage product. From 1977 through 1993, Ms. Morris held various management and executive positions at Johnson & Johnson

Name	Served as Director Since	Age	Principal Business Experience
			in sales, marketing, new product development and business development, holding the position of Vice President of Business Development for McNeil Pharmaceutical from 1988 to 1993. She received her B.A. degree in Biology and Chemistry from Carlow College and studied marketing at Western New England College. Ms. Morris also serves on the board of directors of Neovacs, SA, Syndax and the Foundation for Research and Development at the Medical University of South Carolina. Based on her extensive experience in the biotechnology industry, her prior leadership positions and her current senior management and board service, the Board believes Ms. Morris has the appropriate set of skills to serve as a member of our Board.

Tatsuo Izumi	2011	84	Tatsuo Izumi has served as the Chief Executive Officer for each of First Ocean View, a tax accounting firm, and First (Judicial Scrivener) since 2002. Since 2007, Mr. Izumi has served as Chief Executive Officer for T&Y Consulting. Mr. Izumi holds a B.A. from Otaru College of Commerce. Mr. Izumi is the largest individual stockholder of the Company in Japan. Given the dual listing of the Company in the United States and in Japan and the large number of retail investors in Japan, the Board believes that it is important for the Board to include one or more residents of Japan on its Board. Mr. Izumi was appointed to the Board following the investment made by Kissei following a recommendation made by Kissei. Mr. Izumi does not have any affiliation with Kissei and is an independent director. Based on his extensive experience in accounting and financing as well as his prior leadership positions, the Board believes Mr. Izumi has the appropriate set of skills to serve as a member of our Board.

The Board recommends a vote “FOR” election of Mr. Shigeta, Dr. Iwaki and Mr. Nakata as Class II Directors.

CORPORATE GOVERNANCE

Director Independence

As required under the Nasdaq Stock Market listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent” as affirmatively determined by the Board. The Board of Directors consults with the Company’s outside counsel to ensure that the Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that the following five directors are independent directors within the meaning of the applicable Nasdaq listing standards: Dr. Himawan, Ms. Morris, Mr. Shigeta, Mr. Izumi and Mr. O’Toole. In making this determination, the Board found that none of the above directors had a material or other disqualifying relationship with the Company. Dr. Iwaki, the Company’s President and Chief Executive Officer, is not independent under the Nasdaq rules by virtue of his current employment with the Company. Mr. Nakata is not independent under the Nasdaq rules by virtue of his position with Kissei Pharmaceutical Co., Ltd., a company which beneficially owns approximately 16% of MediciNova’s Common Stock and is the licensor to the Company of its lead drug candidate.

Nominations for Directors

The Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of experience, perspectives and skills. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election. The Nominating and Corporate Governance Committee will select candidates for election as director based on their character, judgment, diversity of experience, business acumen and ability to act on behalf of all stockholders. The satisfaction of these criteria is implemented and assessed through ongoing consideration of the directors and nominees by the Nominating and Corporate Governance Committee and the Board. Based upon these activities and its review of the current composition of the Board and the director-nominee, the Nominating and Corporate Governance Committee and the Board believe that these criteria have been satisfied.

The Nominating and Corporate Governance Committee believes that nominees for director should have relevant experience, such as experience in management or accounting and finance or industry and technology knowledge that may be useful to us and the Board, high personal and professional ethics and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. Diversity in professional experience, skills and other individual qualities and attributes that contribute to Board heterogeneity are among the factors that the Nominating and Corporate Governance Committee typically takes into account and seeks to foster in identifying nominees so that members of the Board represent different viewpoints and backgrounds. The Nominating and Corporate Governance Committee believes it appropriate for a majority of the members of the Board to meet the definition of “independent director” under the Nasdaq Marketplace Rules. The Nominating and Corporate Governance Committee also believes it is appropriate for our President and Chief Executive Officer to serve as a member of the Board.

Following the investment made by Kissei in the Company in the Fall of 2011, the Nominating and Corporate Governance Committee considered the composition of the Board and the recommendations made by Kissei to expand the representation of Japanese residents on the Board. In September 2011, the Nominating and Corporate Governance Committee recommended that the Board be expanded by one director and recommended the appointment of Mr. Izumi. Mr. Izumi was recommended to the Company by Kissei and was known to the Company management because he is the largest individual stockholder in the Company in Japan. Following a review process, including an interview of Mr. Izumi, the Nominating and Corporate Government Committee

recommended to the Board the appointment of Mr. Izumi to fill a newly created vacancy on the Board. The Board approved such increase in the size of the Board by one seat and such appointment of Mr. Izumi in September 2011. In September 2011, Dr. Prendergast resigned from the Board and the Board approved a decrease in the size of the Board by one seat. Following his resignation, the Nominating and Corporate Governance Committee assessed the composition of the Board and determined that it would be in the best interest of the stockholders of the Company to recruit a financial expert with U.S. public company experience to the Board and retained Levin & Company, Inc. to assist the Committee in a search for a new director. Following a search and review process that included interviews with several candidates, effective April 10, 2012, the Board approved the expansion of the Board by one seat and appointed David O’Toole as a member of the Board. Also, in November 2011, Kissei requested that the Company appoint a representative of Kissei to serve on the Board. Kissei does not have a contractual right to a Board seat. Following this request and Kissei’s identification of Mr. Nakata as the proposed representative of the Board, the Nominating and Corporate Governance Committee and full Board discussed the request by Kissei and determined that it was in the best interest of the stockholders of the Company to appoint a Kissei representative to the Board. Accordingly, in November 2011, the Board approved the expansion of the Board by one seat and appointed Mr. Nakata to the newly created vacancy on the Board.

Prior to each annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies nominees for director by first evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to re-nominate a director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the Nominating and Corporate Governance Committee will consider various candidates for Board membership, including those suggested by the Nominating and Corporate Governance Committee members, other Board members, members of management, any executive search firm engaged by the Nominating and Corporate Governance Committee and stockholders. Once a slate of candidates is chosen by the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee recommends the candidates to the entire Board, and the Board then determines whether to designate the slate to be elected at the annual meeting of stockholders.

The Nominating and Corporate Governance Committee evaluates any nominees recommended by stockholders in the same manner that potential nominees suggested by Board members, management or other parties are evaluated. A stockholder who wishes to suggest a prospective nominee for the Board should notify any member of the Nominating and Corporate Governance Committee in writing with any supporting material the stockholder considers appropriate, which should be sent to our corporate headquarters at 4350 La Jolla Village Drive, Suite 950, San Diego, California 92122.

In addition, our Amended and Restated Bylaws, or the Bylaws, contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at the annual meeting of stockholders. In order to be considered, a recommendation for a candidate by a stockholder must be timely delivered in writing to us and otherwise comply with the provisions of the Bylaws. The recommendation must include the following written information: the name, contact information and share ownership information for the candidate and the stockholder making the nomination and the citizenship information of the nominee and other information about the nominee that must be disclosed proxy solicitations under Section 14 of the Exchange Act and the related rules and regulations under that section. The Nominating and Corporate Governance Committee may also require any proposed nominee to furnish such other information as may reasonably be required by the Nominating and Corporate Governance Committee to determine the eligibility of such proposed nominee to serve as director. The recommendation should be sent to: Nominating and Corporate Governance Committee, MediciNova, Inc., 4350 La Jolla Village Drive, Suite 950, San Diego, California 92122. You can obtain a copy of the Bylaws by writing to us at this address.

Board Leadership Structure and Risk Oversight Function of the Board

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership and that Board leadership structure may vary as circumstances warrant. The leadership structure of our Board currently consists of an independent Chairman of the Board who oversees the Board and works closely with our Chief Executive Officer regarding Board matters. Our Chairman, Dr. Himawan, does not serve as our Chief Executive Officer as we believe this structure enhances the independence of our Board. Each of our Board committees is chaired by a different director who reports to the full Board on the activities and decisions made by the committees. We believe this leadership structure, with separate roles of Chairman and Chief Executive Officer and different directors chairing all of our committees, helps to facilitate efficient decision-making and communication among our directors.

Subject to active oversight by the Board, our management is primarily responsible for managing the risks we face in the ordinary course of operating our business. Our Board receives operations and strategic presentations from management, which presentations include discussions of the principal risks to our business. In addition, the Board has delegated certain risk oversight functions to each of its committees. The Audit Committee assists the Board in risk oversight functions related to specific areas such as treasury management, equity administration and contracts policy. The Audit Committee also reviews and discusses with management our system of disclosure controls and procedures and our internal controls over financial reporting. The Compensation Committee assists the Board in risk oversight functions related to our compensation policies and programs and employee retention issues. The Nominating and Corporate Governance Committee assists the Board in risk oversight functions related to important compliance matters, including periodic reviews of the Code of Ethics and Code of Business Conduct to ensure compliance with applicable securities laws and regulations and stock market rules. We believe that this leadership structure enhances our efficiency in fulfilling our oversight functions with respect to our business and facilitates division of risk management oversight responsibilities among the full Board, each of its committees and our management team.

Communications

If you wish to communicate with the Board, you may send your communication in writing to: Chairman of the Board of Directors, MediciNova, Inc., 4350 La Jolla Village Drive, Suite 950, San Diego, California 92122, who will forward all material communications received to the appropriate director or directors or committee of the Board based on the subject matter. You must include your name and address in the written communication and indicate whether you are a stockholder of us.

Code of Ethics and Code of Business Conduct

We have adopted a Code of Ethics for Senior Officers for the Chief Executive Officer, President, Chief Financial Officer and key management employees (including other senior financial officers) who have been identified by the Board. We also have adopted a Code of Business Conduct that applies to employees, consultants, representatives, officers and directors. Each of the Code of Ethics for Senior Officers and Code of Business Conduct may be found under the Investor Relations-Corporate Governance section of our website at www.medicinova.com. We will post on our website (i) any waiver, if and when granted, to any provision of the Code of Ethics for Senior Officers or Code of Business Conduct (for executive officers or directors) and (ii) any amendment to the Code of Ethics for Senior Officers or Code of Business Conduct.

Legal Proceedings

We may be involved in certain legal actions and claims from time to time arising in the ordinary course of business. Historically the outcome of such other litigation and claims has not had a material adverse effect on our financial condition or results of operations.

MEETINGS AND COMMITTEES OF THE BOARD

Board Meetings and Committees

The Board held 12 meetings during the year ended December 31, 2011. Each Board member attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served during the portion of the last fiscal year for which he or she was a director or committee member. We encourage, but do not require, our directors to attend the annual meetings of stockholders. Four of our directors attended the 2011 Annual Meeting of Stockholders.

Independent Directors and Audit Committee

The members of the Audit Committee of the Board each meet the independence standards established by the U.S. Securities and Exchange Commission, or the SEC, and Nasdaq for audit committees. Although each member of the Audit Committee has been selected by the Board based on its determination that the Audit Committee members are fully qualified to monitor the performance of management, the public disclosures by us of our financial condition and results of operations, our internal control over financial reporting and the performance of our independent registered public accounting firm, as well as to analyze and evaluate our financial statements, the Board has determined that none of the members of the Audit Committee qualifies as an “audit committee financial expert” as such term is defined in the rules and regulations of the SEC. The Board has determined that it is appropriate for the Audit Committee not to have an “audit committee financial expert” at this time because our financial statements are not overly complex given the current stage of its development and we do not currently have any revenue. However, the Board believes that Mr. O’Toole, Chairman of the Audit Committee, does fulfill the requirements of Nasdaq’s Marketplace Rule 5605(c)(2), which requires at least one Audit Committee member have past employment experience in finance or accounting that results in the individual’s financial sophistication.

Board Committees and Charters

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Nominating Committee determines the composition of these committees. Each member of these committees is an independent director in accordance with the applicable rules and regulations of the SEC and the Nasdaq listing standards. Each committee is governed by a written charter approved by the Board. A copy of each charter can be found under the Investor Relations-Corporate Governance section of our website at www.medicinova.com. The number of members, names of current members, number of meetings held during the last fiscal year and functions of each committee are set forth below:

Audit Committee

Number of Members:	Three

Members:	Mr. O’Toole (Chairman) Ms. Morris Mr. Shigeta

Number of Meetings:	Nine

Functions:	The Audit Committee assists the Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing its reports regarding our consolidated financial statements and system of internal accounting control over financial reporting. The Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm and for ensuring that such firm is independent of management.

Compensation Committee

Number of Members:	Two

Members:	Ms. Morris (Chairman) Dr. Himawan

Number of Meetings:	Seven

Functions:	The Compensation Committee determines our general compensation policies and practices. The Compensation Committee also reviews and approves compensation packages for our officers and, based upon such review, recommends overall compensation packages for the officers to the Board. In addition, the Compensation Committee reviews and determines equity-based compensation for our directors, officers, employees and consultants and administers our stock option and employee stock purchase plans.

Nominating and Corporate Governance Committee

Number of Members:	Two

Members:	Mr. Shigeta (Chairman) Dr. Himawan

Numbers of Meetings:	Four

Functions:	The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding candidates for directorships and the size and composition of the Board and for overseeing our corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters.

Compensation Committee Interlocks and Insider Participation

Ms. Morris has served as a member of the Compensation Committee since her election to the Board in 2006. Dr. Himawan has served as a member of the Compensation Committee since January 2010. No member of the Compensation Committee at any time has been one of our officers or employees. No interlocking relationship exists, or has existed in the past, between the Board or Compensation Committee and the board of directors or compensation committee of any other entity.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into indemnification agreements with each of our executive officers and directors. In addition, our executive officers and directors are indemnified under the General Corporation Law of the State of Delaware and the Bylaws to the fullest extent permitted under Delaware law. We also have a directors’ and officers’ liability insurance policy that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Our Audit Committee is charged with the responsibility of reviewing certain issues involving potential conflicts of interest, and reviewing and approving all related party transactions, including those required to be disclosed as a “related party” transaction under applicable federal securities laws. Our Audit Committee has not adopted any specific procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented. In 2011, there were no transactions requiring disclosure under applicable federal securities laws was submitted to the Audit Committee for approval as a “related party” transaction.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dismissal of KPMG LLP

On December 1, 2011, the Audit Committee approved the dismissal of KPMG LLP, or KPMG, effective as of December 2, 2011, as our independent registered public accounting firm.

During the Company’s fiscal years ended December 31, 2010 and 2009 and the subsequent interim period through December 2, 2011 preceding the dismissal of KPMG, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreements in connection with its reports. During the interim period through December 2, 2011, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K). We provided KPMG with a copy of this report and KPMG furnished us with a letter dated December 7, 2011, addressed to the Securities and Exchange Commission, stating it agrees with the statements made above.

Engagement of Ernst & Young LLP

On December 1, 2011, the Audit Committee approved the engagement of Ernst & Young LLP, or E&Y, effective as if December 2, 2011, as our independent registered public accounting firm. The Audit Committee has selected E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2012. A representative of E&Y is expected to be present at the Annual Meeting to respond to questions and will have the opportunity to make a statement if he or she desires to do so. Although stockholder ratification of our independent registered public accounting firm is not required by the Bylaws or otherwise, we are submitting the selection of E&Y to the stockholders for ratification to permit stockholders to participate in this important corporate decision.

During the fiscal year ended December 31, 2010 and the subsequent interim period before December 2, 2011, neither we nor anyone on our behalf consulted with E&Y with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to us nor oral advice was provided that E&Y concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (b) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Principal Accountant Fees and Services

The following table presents fees for professional audit services paid by us for professional services rendered by E&Y and KPMG for the fiscal years ended December 31, 2011 and 2010, as applicable.

	Fiscal Year Ended December 31,
	E&Y	KPMG
	2011	2011	2010
Audit Fees (1)	$70,327	$222,735	$306,535
Tax Fees (2)	—	—	—
Other Fees (3)	—	23,000	113,628

Total	$70,327	$245,735	$420,163

(1)	Audit fees consisted of fees paid for professional services for the audit of our financial statements and services normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements and includes a report on internal controls.
(2)	E&Y and KPMG did not render professional services for federal, state or international tax compliance.
(3)	Other fees consisted of fees paid for professional services related to registration statements and other miscellaneous services.

Determination of Independence

The Audit Committee has considered whether the provision of non-audit related services is compatible with maintaining the independence of E&Y and has determined that the provision of such services is compatible with maintaining the independence of our auditors. To date, E&Y has not provided non-audit services to us.

Pre-Approval Policy and Procedures

It is our policy that all audit and non-audit services to be performed by our independent registered public accounting firm be approved in advance by the Audit Committee. The Audit Committee will not approve the engagement of our independent registered public accounting firm to perform any service that such firm would be prohibited from providing under the rules and regulations of the SEC and the applicable Nasdaq Marketplace Rules. In assessing whether to approve use of our independent registered public accounting firm for permitted non-audit services, the Audit Committee tries to minimize relationships that could impair the objectivity of such firm. The Audit Committee will approve permitted non-audit services by our independent registered public accounting firm only when it will be more effective or economical to have such services provided by such firm and where the nature of the services will not impair such firm’s independence. During the fiscal years ended December 31, 2011 and 2010, all audit and non-audit services performed by our independent registered public accounting firm were approved in advance by the Audit Committee or the Board.

Required Vote

Ratification will require the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. In the event ratification is not obtained, the Audit Committee will review its future selection of our independent registered public accounting firm but will not be required to select a different independent registered public accounting firm for us.

The Board recommends a vote “FOR” ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm.

PROPOSAL THREE:

APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF

COMMON STOCK AND PREFERRED STOCK

Our Board of Directors has determined that it is in the Company’s best interests and in the best interests of our stockholders to amend our Amended and Restated Certificate of Incorporation to increase the total number of authorized shares of Common Stock from 30,000,000 to 100,000,000 shares and to increase the authorized number of Preferred Stock from 500,000 to 3,000,000 shares (the “Amendment”). At April 10, 2012, there were 16,118,565 shares of our Common Stock outstanding and 220,000 shares of our Preferred Stock outstanding, which shares of Preferred Stock are convertible into 2,200,000 shares of Common Stock. In addition, as of the same date, our Board had reserved 4,106,175 shares of Common Stock for issuance upon exercise of options and rights granted under the Company’s stock option and stock purchase plans, and up to approximately 2,998,687 shares of Common Stock that may be issued upon exercise of currently outstanding warrants. Accordingly, at April 10, 2012, only 4,576,573 shares of Common Stock and 280,000 shares of Preferred Stock remained available for future issuance. Additionally, from November 2006 to June 2010, the Company had in place a stockholder rights plan that required the reservation of additional shares of Preferred Stock. Accordingly, at a meeting held on March 8, 2012, our Board of Directors unanimously approved the proposed Amendment in substantially the form attached hereto as Appendix A. At that time, our Board of Directors declared the proposed Amendment to be advisable and in the best interests of the Company and our stockholders and is accordingly submitting the proposed Amendment for approval by the stockholders.

The proposed Amendment would (i) increase the number of shares of Common Stock the Company is authorized to issue from 30,000,000 shares of Common Stock, $0.001 par value, to 100,000,000 shares of Common Stock, representing an increase of 70,000,000 shares of Common Stock, and (ii) increase the number of shares of Preferred Stock the Company is authorized to issue from 500,000 shares of Preferred Stock, $0.01 par value, to 3,000,000 shares of Preferred Stock, representing an increase of 2,500,000 shares of Preferred Stock, with a corresponding increase in the total authorized capital stock from 30,500,000 shares to 103,000,000 shares.

The additional Common Stock proposed to be authorized under the Amendment would have rights identical to our currently outstanding Common Stock. The relative rights and limitations of the shares of Preferred Stock would also remain unchanged under the Amendment. If the Amendment is adopted, it will become effective upon the acceptance for filing of a Certificate of Amendment of our Amended and Restated Certificate of Incorporation by the Secretary of State of the State of Delaware.

The Board has determined that the proposal to increase the number of shares of authorized stock is desirable and in the stockholders’ best interest because it would provide the Company with the ability to support its present capital needs and future anticipated growth and would provide the Company with the flexibility to consider and respond to future business opportunities and needs as they arise, including equity offerings, acquisitions, stock dividends, issuances under stock incentive plans and other corporate purposes. The availability of additional shares of stock would permit the Company to undertake certain of the foregoing actions without the delay and expense associated with holding a special meeting of shareholders to obtain shareholder approval each time such an opportunity arises that would require the issuance of shares of our Common Stock and/or Preferred Stock. Currently we have no plans for the foregoing.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock will be required to approve the Amendment. As a result, abstentions and broker non-votes will have the same effect as “Against” votes.

The Board recommends a vote “FOR” the approval of the amendment the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common and Preferred Stock.

EXECUTIVE OFFICERS

The following table sets forth certain information, as of the date of this Proxy Statement, regarding each of our executive officers who is not also currently serving as a director or being nominated to serve as a director.

Name	Position	Age	Principal Business Experience
Michael Coffee	Chief Business Officer and Interim Chief Financial Officer	66	Michael Coffee joined MediciNova in June 2010 at which time he was appointed Chief Business Officer. In February 2011, following the resignation of Mr. Asako as Chief Financial Officer, Mr. Coffee was appointed Interim Chief Financial Officer, a position at which he served through September 1, 2011. He previously was Senior Vice President, Sales and Marketing for Adamas Pharmaceuticals, Inc. from May 2009 to February 2010. From February 2005 to May 2009, Mr. Coffee was Chief Business Officer of Avigen, which was acquired by MediciNova in December 2009. Prior to joining Avigen, Mr. Coffee co-founded the Alekta Group, LLC, a consulting firm, in 2004 to provide a comprehensive range of pharmaceutical development consulting services to emerging pharmaceutical companies. From 2001 to 2004 Mr. Coffee served as President and Chief Operating Officer of Amarin Pharmaceuticals, Inc., the U.S. drug development and marketing subsidiary of Amarin Corporation PLC. Mr. Coffee also served as President and Chief Operating Officer of Elan Pharmaceuticals, North America from 1998 to 2001 and held marketing and executive management positions, including President and Chief Operating Officer, of Athena Neurosciences, Inc. between 1991 and 1998. Mr. Coffee received a B.S. in biology from Siena College and an Advanced Management degree from Amos Tuck School of Business.

Michael Gennaro	Chief Financial Officer	61	Michael Gennaro was appointed as our Chief Financial Officer on September 1, 2011. Mr. Gennaro has been a partner at FLG Partners since December 2006, and has provided financial consulting services to several companies, including Nordic Windpower USA, Inc., Blue Coat Systems, Inc., SMART Modular Technologies Inc. and MIPS Technologies, Inc. From March 2000 to January 2006, he held the position of Vice President Finance and CFO, at Sylantro Systems, Inc., a provider of telecommunications software. From 1998 to 2000, he served as Vice President Finance and

Name	Position	Age	Principal Business Experience
			CFO at Inverse Network Technology, Inc., a provider of software that provided data to internet service providers. From 1994 to 1998 he served as Vice President Finance of Novell, Inc., a provider of server operating systems and internet software. He also previously served as Vice President Finance and Chief Financial Officer of Piiceon, Inc. and Verticom, Inc., and held several other finance-related positions at high-tech companies. Mr. Gennaro is a former Audit Manager with Arthur Young & Company, now Ernst & Young, and was a Certified Public Accountant in California and New Jersey. Mr. Gennaro holds an M.B.A. in Accounting from Rutgers Graduate School of Business and a B.S. in Mathematics from Rutgers University.

Kirk Johnson, Ph.D.	Chief Scientific Officer	52	Kirk Johnson, Ph.D. joined MediciNova as a consultant in December 2009 and was appointed Chief Scientific Officer effective February 2010. Before joining MediciNova, Dr. Johnson served as Secretary of Avigen from March 2009 to December 2009. Dr. Johnson also held the positions of Vice President, Research and Development from December 2006 to December 2009 and Vice President, Preclinical Development from June 2004 to December 2006. Prior to joining Avigen in January 2004, Dr. Johnson served as Senior Director, Pharmacology & Preclinical Development and a member of the executive management team of Genesoft Pharmaceuticals, Inc. from 2001 to 2004. From 1991 to 2001, Dr. Johnson performed research and development services in both protein and small molecule therapeutics at Chiron Corporation and ultimately served as Director, Pharmacology and Preclinical Research. Dr. Johnson was involved in leading IND-enabling programs, supporting clinical development, and contributing to successful IND and NDA filings at Chiron and Genesoft. In addition to general pharmacology and other preclinical development responsibilities, Dr. Johnson has led research and clinical development projects for diverse indications including neuropathic pain, hemophilia, antibacterials, diabetes, obesity, acute inflammation and cardiovascular disease. Dr. Johnson has published more than 50 manuscripts and holds four U.S. patents. Dr. Johnson holds a B.S. degree in toxicology from the University of California-Davis and a Ph.D. degree in pharmacology and toxicology from the

Name	Position	Age	Principal Business Experience
			Medical College of Virginia. He completed postdoctoral fellowships studying the mechanism of action of IL-2 from 1990-1991 at the University of California, Berkeley and from 1986-1989 at Dartmouth College.

Masatsune Okajima	Vice President and Head of Japanese Office	44	Masatsune Okajima was appointed as our Vice President and Head of Japanese Office in September 2006. Prior to joining us he served as Deputy General Manager at Daiwa Securities SMBC Co., Ltd. since 2002. From 1999 through 2002, Mr. Okajima served as Manager, Daiwa Securities SB Capital Markets Co., Ltd. (now Daiwa Securities SMBC Co., Ltd.). From 1996 to 1999, Mr. Okajima served as Manager, Sumitomo Capital Securities Co., Ltd. and between 1991 and 1996 Mr. Okajima served in various positions at Sumitomo Bank, Ltd. (now Mitsui Sumitomo Bank). Mr. Okajima received a B.S. degree from the Department of Science and Technology, Tokyo Science University.

Kazuko Matsuda, M.D., Ph.D, MPH	Chief Medical Officer	46

Kazuko Matsuda was appointed as our Chief Medical Officer on September 1, 2011. Dr. Matsuda served as our Vice President of Clinical Development from April 2010 to September, 2011. Dr. Matsuda has responsibility for all of our clinical development. From August 2008 to November 2009, Dr. Matsuda served as an assistant professor with the University of Southern California, Keck School of Medicine. From August 2005 to July 2008, Dr. Matsuda served as Clinical Fellow with the Children’s Hospital Los Angeles. Dr. Matsuda commenced her residency in internal medicine/pediatrics at Michigan State University and completed a pediatric residency at Loma Linda University. Dr. Matsuda is a board certified pediatrician in both the United States and Japan. Dr. Matsuda holds an M.D. and Ph.D. from Sapporo Medical University School of Medicine and an MPH from Harvard University, School of Public Health.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

This Compensation Discussion and Analysis provides a narrative overview of our executive compensation philosophy, programs and policies. It is intended to highlight significant information relating to our executive compensation programs and includes analysis of the compensation earned by our executive officers As of December 31, 2011, our named executive officers, or NEOs, were:

Named Executive Officer and Title:

Yuichi Iwaki, M.D., Ph.D., President and Chief Executive Officer

Michael Gennaro, Chief Financial Officer(1)

Michael Coffee, Chief Business Officer(2)

Masatsune Okajima, Vice President and Head of Japanese Office

Kirk Johnson, Ph.D., Chief Scientific Officer

Kazuko Matsuda, M.D., PhD., MPH, Chief Medical Officer

Shintaro Asako, CPA, Former Chief Financial Officer(3)

(1)	Mr. Gennaro became our Chief Financial Officer on September 1, 2011.
(2)	Mr. Coffee also served as our Interim Chief Financial Officer from February 1, 2011 through August 31, 2011.
(3)	Mr. Asako resigned from his position as Chief Financial Officer on January 31, 2011.

The Compensation Committee presently consists of two independent directors, Jeff Himawan, Ph.D. and Arlene Morris. The Compensation Committee is responsible for developing and monitoring compensation arrangements for our executive officers, administering our stock award plans and other compensation plans and performing other activities and functions related to executive compensation as may be assigned from time to time by the Board. Because we are a smaller reporting company, we have not held a stockholder advisory vote on executive compensation.

Executive Summary

Our Compensation Committee believes that our executive compensation program is appropriately designed and reasonable in light of the executive compensation programs of our peer group companies and in that it both encourages our NEOs to work for our long-term success and reflects a pay-for-performance philosophy, without encouraging our employees to assume excessive risks, and also reflects a reasonable and responsible cost structure. The major aspects of our executive compensation program include the following:

•

No 2011 Base Salary Increases. We determined that base salary levels for our NEOs were already at appropriate and competitive levels, and we therefore did not increase our NEOs 2011 base salaries. In November 2011, we reviewed base salaries for 2012 and approved a cost of living increase of up to three percent for all employees of the Company.

•

Responsible Severance and Change in Control Compensation. All of our employment agreements and severance protection agreements require an involuntary or constructive termination for individuals to be eligible for any severance benefits. The cash severance benefits do not exceed three times the annual base salary for any of our NEOs and we do not provide any Internal Revenue Code Section 280G excise tax gross-ups.

Compensation for Michael Gennaro, Chief Financial Officer

Following the resignation of Mr. Asako as our Chief Financial Officer on January 31, 2011, from February 1, 2011 through August 31, 2011, Mr. Coffee, our Chief Business Officer, also served as our Interim Chief Financial Officer. In order to allow our Chief Business Officer to focus entirely on his role as Chief Business Officer, the Company decided to engage a Chief Financial Officer on a temporary basis. On September 1, 2011, the Company entered into a consulting agreement with FLG Partners, LLC, a chief financial officer services and board advisory consultancy firm that provides interim executive placement services, and thereby retained the services of Michael Gennaro as our Chief Financial Officer. The Company pays FLG Partners, LLC for Mr. Gennaro’s services at the negotiated rate of $300 per hour pursuant to its contract with FLG Partners LLC. The Company did not engage in any peer group analysis or benchmarking in determining whether to enter into the consulting agreement with FLG Partners, LLC. Mr. Gennaro does not receive any compensation directly from the Company for his services. Accordingly, the discussion that follows in this Compensation Discussion and Analysis that describes the objectives of our compensation program and the compensation decision making process applicable to our other NEOs is not applicable to Mr. Gennaro.

Compensation Philosophy and Objectives

Our compensation program is designed to reward the achievement of corporate and individual objectives. These objectives focus on building a sustainable business that develops differentiated drugs to improve the health and quality of life of patients and creates value for our stockholders. Our compensation program is designed to attract, retain and reward executive officers and other key employees who contribute to our long-term success and to motivate those individuals to enhance long-term stockholder value. It is intended to reward the achievement of specific operating goals from year to year and of strategic goals over several years, and it rewards responses to our business challenges and opportunities which will increase the value of our stock over the long term. The evaluation of whether and to what extent the performance criteria are met by each of the executive officers in any given year is ultimately determined solely by the Compensation Committee. The Compensation Committee considers the input provided by our chief executive officer with respect to the compensation of our other executive officers.

The Compensation Committee believes that compensation of our executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives. It is the Compensation Committee’s philosophy to align the interests of our stockholders and management by integrating compensation with our annual and long-term corporate strategic and financial goals. Consequently, a significant portion of executive officer compensation is “at risk” and depends upon our corporate performance. For example, our chief executive officer’s target annual discretionary cash incentive is 50% of his base salary and is at risk, and our other current NEOs, excluding Mr. Gennaro, target annual discretionary cash incentive is 35% of base salary and is at risk. In addition, to further enhance stockholder value and promote alignment of pay with our performance and stockholder interests, our compensation program includes a significant equity-based component in the form of stock options, which will only provide value to the executives if our stock value increases.

In order to attract and retain the most qualified personnel, we intend to offer a total compensation package competitive with companies in the biotechnology and pharmaceutical industries, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance. We target base salary and overall compensation, which includes discretionary cash incentives and equity-based compensation, at the 25th to 75th percentile of companies in our peer group, although individual variances may occur depending on an executive officer’s experience, responsibilities and performance. We believe our compensation is competitive with that paid by companies in our peer group.

Use of Compensation Consultants

In 2010, the Compensation Committee engaged Barney & Barney Inc., or Barney & Barney, to provide data to assist the Compensation Committee in making its 2011 compensation decisions. Barney & Barney provided reports to the Compensation Committee in 2010, each of which outlined data with respect to the pay practices of our peer companies compiled by Barney & Barney. For purposes of our 2011 compensation determinations, our peer company group consisted of 21 biotechnology and pharmaceutical companies.

The Compensation Committee has the sole authority to establish the nature and scope of engagement of any compensation consultant, to approve the payment of fees to any such consultant and to terminate any consultant’s engagement. In 2011, the Compensation Committee engaged Compensia Consultants, or Compensia, to perform a review of our 2011 executive compensation levels and assist in evaluating our executive compensation program as compared to the market in which we compete for talent. Compensia is an independent consulting firm that specializes in executive compensation consulting. Compensia provided its report to the Compensation Committee in August 2011, which outlined data with respect to the pay practices of our peer companies as compiled by Compensia. For purposes of our 2012 compensation determinations, our peer company group consisted of 17 biotechnology and pharmaceutical companies with clinical development programs in at least Phase II development, with a market capitalization greater than $15 million and less than $250 million and in geographies with a premium cost of living. Based upon these selection criteria, the 17 peer group companies were: Acadia Pharmaceuticals Inc.; Athersys Inc.; Celsion Corp.; Cyclacel Pharmaceuticals, Inc.; Cytokinetics; Entremed Inc.; Idera Pharmaceuticals Inc.; NovaBay Pharmaceuticals Inc.; Omeros; Opexa Therapeutics Inc.; Oxigene Inc.; Peregrine Pharmaceuticals; Sunesis Pharmaceuticals; Telik, Inc.; Threshold Pharmaceuticals, Inc.; Titan Pharmaceuticals and Trius Pharmaceuticals Inc. The reports provided by Compensia included comparable base cash compensation, incentive cash compensation and equity awards for our peer company group. The Compensation Committee considered the data presented by Compensia in making its 2012 compensation decisions.

Roles of Executives in Establishing Compensation

The Compensation Committee meets regularly to consider all major elements of compensation, including the design and implementation of compensation and benefits programs. During 2011, Dr. Iwaki generally attended Compensation Committee meetings by invitation, and other members of the executive team occasionally attended Compensation Committee meetings by invitation, but all were excused for executive sessions and any meetings in which compensation decisions were made with respect to such executive. At the Compensation Committee’s request, Dr. Iwaki typically makes recommendations to the Compensation Committee concerning the salary, discretionary cash incentive and equity compensation to be granted to our other executive officers. The Compensation Committee may approve, modify or disapprove any of the recommendations made by Dr. Iwaki after considering the results of the peer benchmarking analysis and other considerations. The Compensation Committee determines the compensation (including discretionary cash incentive and option grants, if any) of Dr. Iwaki using the same criteria as for the other executive officers. Dr. Iwaki does not have a role in recommending or determining his own compensation.

Elements of Executive Compensation and Employment Agreements

The main elements of compensation for our executive officers to support the objectives stated above are base salary, discretionary cash incentives, and long-term equity incentives. The combined mix of these pay elements allows us to provide a competitive total rewards package to our executives. Historically, we have not specified a target percentage of the overall compensation to be represented by the various compensation elements. The Compensation Committee’s intention is that performance based discretionary cash incentives and long-term equity incentives be a significant part of the executive’s compensation, and historically, it has represented a significant portion of an executive’s total pay package. This helps with implementing a culture in which our NEOs understand that their total compensation, to a large extent, depends upon our performance. The chief executive officer has an increasing proportion of their potential compensation at risk and tied to performance because he is in a position to have greater influence on our performance results. For example, our chief executive officer’s target discretionary cash incentive is 50% of his base salary and is at risk, and our other current NEOs, excluding Mr. Gennaro, target discretionary cash incentive is 35% of base salary and is at risk. The executives have also received performance based equity awards that were at risk.

Executive Officer Base Salary

The purpose of base salary is to provide a level of fixed compensation to our NEOs in order to attract and retain executives with the qualifications desired for the particular position. Each of our executive officers is party to an employment agreement that provides for an initial base salary that is subject to annual adjustment in an amount established and approved by the Compensation Committee.

The Compensation Committee annually reviews salaries recommended by the chief executive officer for executive officers other than the chief executive officer and, based upon such review, approves salaries for such executive officers. The Compensation Committee sets the salary level of each executive officer on a case-by-case basis, taking into account both the individual’s level of responsibilities and performance as well as our performance as a whole. The Compensation Committee also considers market information and the base salaries and other incentive compensation paid to executive officers of our peer companies.

The employment agreement with each executive officer sets an initial annual base salary, which was competitive in our industry given the executive’s experience and qualifications at the time we entered into the agreement, and reflects the terms of any individual negotiations. The Compensation Committee annually reviews each executive officer’s base salary and takes into consideration during this annual review a variety of factors, including:

•	individual and corporate performance;

•	levels of responsibility;

•	prior experience;

•	breadth of knowledge of the industry; and

•	competitive pay practices in the biotechnology industry, including our peer group analysis.

After reviewing the analysis provided by Barney & Barney in January 2011, the Compensation Committee determined that executive officer salaries for 2011 would remain the same as the base salaries previously set by the Compensation Committee in early 2010 or, in the case of Mr. Coffee, as previously set in June 2010 in connection with his commencement of employment as Chief Business Officer, so that no 2011 base salary increases were approved for the NEOs. In September 2011, in connection with Dr. Matsuda’s promotion to Chief Medical Officer and becoming an executive officer, the Board approved a concurrent salary increase for Dr. Matsuda from $240,000 to $285,000, which increased amount was consistent with other executive officers deemed to have similar levels of responsibility.

Based upon the analysis undertaken by the Compensation Committee in November 2011 after reviewing the Compensia report, the Compensation Committee determined that executive officer salaries for 2012 would be increased by three percent in consideration of a proportionate cost of living increase. Accordingly:

•	Dr. Iwaki’s base salary increased from $490,060 for 2011 to $504,762 for 2012.

•	Mr. Okajima’s base salary increased from $285,000 for 2011 to $293,550 for 2012.

•	Dr. Johnson’s base salary increased from $285,000 for 2011 to $293,550 for 2012.

•	Mr. Coffee’s base salary increased from $300,000 for 2011 to $309,000 for 2012.

•	Dr. Matsuda’s base salary increased from $285,000 for 2011 to $293,550 for 2012.

•	Mr. Gennaro does not receive any compensation directly from the Company.

•	Mr. Asako resigned from his position as Chief Financial Officer on January 31, 2011.

Executive Officer Discretionary Cash Incentives

It is the Compensation Committee’s objective to have a substantial portion of each NEO’s cash incentive compensation contingent upon our Company performance. The executive officers are provided performance-based cash compensation in the event certain specified corporate performance goals are achieved.

In January 2010, the Compensation Committee set the discretionary cash incentive targets for that year for our then current executive officers. The target for our chief executive officer was 50% of his annual base salary, and the targets for the other executives were 35% of annual base salary. The chief executive officer’s individual objectives for fiscal 2010 were the same as our corporate objectives, whereas the other executive officers’ 2010 discretionary cash incentives were weighted 75% on corporate objectives and 25% on individual objectives. In June 2011, the Compensation Committee approved the payment of the following discretionary cash incentives to our NEOs after having previously determined the 2010 objective achievement levels but deferring the awards until after the Company completed a financing: $80,860 for Dr. Iwaki, $32,918 for each of Mr. Okajima and Dr. Johnson, $36,000 for Dr. Matsuda, and $34,650 for Mr. Coffee. In 2011, the Compensation Committee decided that a portion of each executive officer’s targeted cash compensation should be contingent upon the Company’s performance in meeting certain corporate goals during the period from August 1, 2011 through March 31, 2012. The Compensation Committee will, in its sole discretion, determine the discretionary cash incentive related to this performance period. Corporate goals established by the Compensation Committee for the period from August 1, 2011 through March 31, 2012 include successfully completing the MN-221 trial, raising $10 million in capital and avoiding a going concern qualification in the 2011 financial audit. The Compensation Committee believed that these goals are challenging and attainable. The Compensation Committee selected these goals because it believed that they are the best indicators of the achievement of the execution of our operating plan and are the factors that are most critical to increasing the value of our common stock . These goals, therefore, best align the financial interests of the NEOs with those of our stockholders. These corporate goals did not include minimum targets and maximum levels of performance. However, to award any discretionary cash incentive, the Compensation Committee requires at least some progress towards achieving each of the goals. This discretionary cash incentive for our chief executive officer is targeted at 50% of his annual base salary, and our other current NEOs, excluding Mr. Gennaro, is targeted at 35% of their annual base salaries. The Compensation Committee has deferred making a decision on the performance against these goals until the data from the recently completed MN-221 trial becomes available.

In August 2011, the Compensation Committee set the target discretionary cash incentive awards for our individual executive officers as a percentage of annual base salary. For Dr. Iwaki, the target was set at 50% of base salary; and for Messrs. Okajima and Coffee , and Dr. Johnson, the target was set at 35% of base salary. In September 2011, the Compensation Committee set the discretionary cash incentive target bonus award for Dr. Matsuda at 35% of base salary, prorated from the date of her appointment as Chief Medical Officer.

Although executive discretionary cash incentives for the period from August 1, 2011 through March 31, 2012 have not yet been approved by the Compensation Committee or paid, given preliminary assessment of the achievement of the corporate goals through the filing of the fiscal year 2011 Annual report on Form 10-K, in accordance with accounting principles generally accepted in the U.S., we have accrued approximately $325,000 in total for this management discretionary cash incentive as of December 31, 2011.

Stock Awards

The Compensation Committee believes that total executive compensation should include a mix of short-term and long-term incentives. To enhance stockholder value and promote alignment of pay with our performance and stockholder interests, our compensation program includes a significant equity-based component in the form of stock options, which will only provide value to the executives if our stock value increases.

The Compensation Committee administers our Amended and Restated 2004 Stock Incentive Plan, or the 2004 Plan, for executive officers, employees, consultants and non-employee directors, under which it grants stock options and other stock-based awards. The Compensation Committee believes that providing executive officers who have responsibility for our management and growth with an opportunity to increase their ownership of our stock better aligns the interests of our executive officers with those of our stockholders and promotes retention of key personnel, which is also in the best interest of our stockholders. Accordingly, the Compensation Committee, when reviewing executive officer compensation, also considers whether to grant stock awards in setting annual executive compensation levels. At its discretion, the Compensation Committee may also grant stock awards based on individual and corporate achievements from time to time. Grants made to the chief executive officer and other executive officers are approved by the Compensation Committee and then, in certain cases, recommended for approval by the Compensation Committee to the entire Board. The Compensation Committee determines the number of shares of our Common Stock underlying each stock award based upon the executive officer’s and our corporate performance, the executive officer’s role and responsibilities, the executive officer’s base salary and comparisons with comparable awards to and target equity participation for individuals in similar positions in the industry, the executive officer’s prior stock awards and exercise price of outstanding awards, if any, and the overall level of outstanding stock awards as a percentage of total shares outstanding. No restricted stock or stock unit awards were made to our executive officers in 2011.

In general, stock options are granted each fiscal year to existing employees, including our executive officers, and upon a new hire or promotion, and are subject to vesting over time, based on the individual’s continued employment. Stock options are intended to foster the long-term perspective we believe is necessary for our continued success by creating a strong, direct link between our NEOs compensation and our stock price appreciation. Because the executive must pay a cash exercise price equal to the value of the stock on the date the option is granted, the executive may only realize value from the award if the value of our stock increases following the option grant date. The Compensation Committee also awards stock options because it believes that if our officers hold options to purchase shares of our Common Stock with value that is significant to them, but which value cannot be immediately realized, they will have an incentive to act to maximize longer-term stockholder value rather than short-term gain. Our stock option awards are granted subject to either time based or performance vesting restrictions, so they are earned over future periods during the executives continued services with the Company following the option grant date, which facilitates the retention of our executives. The Compensation Committee also believes that equity compensation is an integral component of the Company’s efforts to attract and retain exceptional executives, senior management and other employees. Stock options granted to executive officers in July 2011 vest monthly over a 48-month period commencing on the date of grant. Stock options granted to employees, including our executive officers, in August 2011 will vest upon the Board’s determination in its sole discretion of meeting of the following corporate goals by March 31, 2012, (a) successfully completing the MN-221 trial, and (b) raising $10 million in capital and avoiding a going concern qualification in the 2011 financial audit. The Compensation Committee selected these goals, which correspond to our 2011 discretionary cash incentive performance goals, because it believed that they are the best indicators of the achievement of the execution of our operating plan and are the factors that are most critical to increasing the value of our Common Stock and that they best align the financial interests of the NEOs with those of our stockholders. The number of shares subject to these stock options that shall vest shall be determined by the Board in its sole discretion, and the Board shall make such determination as soon as reasonably practicable after March 31, 2012. The Compensation Committee awarded stock options to our executive officers in July 2011 in the following amounts: Dr. Iwaki: an option to purchase 100,000 shares of Common Stock; Mr. Coffee: an option to purchase 85,000 shares of Common Stock; Dr. Johnson: an option to purchase 85,000 shares of

Common Stock, Dr. Matsuda: an option to purchase 75,000 shares of Common Stock and Mr. Okajima: an option to purchase 85,000 shares of Common Stock. The Compensation Committee awarded stock options to our executive officers in August 2011 in the following amounts: Dr. Iwaki: an option to purchase 115,000 shares of Common Stock; Messrs. Okajima and Coffee, and Dr. Johnson: an option to purchase 85,000 shares of Common Stock each, and Dr. Matsuda: an option to purchase 75,000 shares of Common Stock. In September 2011, the Compensation Committee awarded to Dr. Matsuda an option to purchase 60,000 shares of Common Stock in connection with her appointment to Chief Medical Officer. The total number of stock options granted to the executive officers in 2011 was based on the Compensation Committee’s assessment of each individual’s performance, experience and position with the Company, and are reflected in the table below:

Named Executive Officer	Total 2011 Options
Yuichi Iwaki, M.D., Ph.D.	215,000
Michael Gennaro (1)	0
Michael Coffee	170,000
Masatsune Okajima	170,000
Kirk Johnson, Ph.D.	170,000
Kazuko Matsuda, M.D., Ph.D., MPH	210,000
Shintaro Asako, CPA (2)	0

(1)	Mr. Gennaro did not receive any 2011 option grants.
(2)	Mr. Asako resigned from his position as Chief Financial Officer on January 31, 2011 and did not receive any 2011 option grants.

No stock options have been awarded to our executive officers, thus far, in 2012.

Severance Protection Agreements

In June 2007, the Compensation Committee, in an effort to retain key executive officers notwithstanding a change of control of us, recommended to the Board consideration of severance protection agreements, whereby the executive officers would be paid specified amounts and receive continued benefits if they were to be terminated following a change of control transaction or were to have their responsibilities and authority materially diminished following a change of control that may be in the interests of our stockholders. The Compensation Committee believes that having these double-trigger arrangements in place can help us attract and retain key employees in a marketplace where these types of arrangements are commonly offered by our peer companies. We also believe that such arrangements in connection with terminations arising in conjunction with a change of control allow our executive officers to assess a potential change of control objectively, without regard to the potential impact of the transaction on their own job security. The form of the severance protection agreement, or the Severance Protection Agreement, was approved by the Board of Directors in September 2007, and its material terms are described in this Proxy Statement under the caption “Summary of Potential Payments Upon Termination or Change of Control.” Each of our executive officers is a party to a Severance Protection Agreement.

The Compensation Committee believes that non change of control related severance benefits provided to our NEOs are an important element of their retention and motivation and consistent with compensation arrangements provided in a competitive market for executive talent, and that such severance rights agreements are in the best interests of the company. Please see Summary of Potential Payments Upon Termination or Change of Control in this proxy statement for a detailed description of such severance rights agreements.

Following termination of employment of an executive officer, other than Mr. Okajima, we also have the option to engage such executive officer as a consultant on a quarterly basis. Compensation for each quarter of consulting services would be equal to 15% of the executive officer’s annual base salary in effect prior to such termination.

Other Benefits

Except with respect to Mr. Okajima, we provided our NEOs with additional standard employee benefits generally on the same terms that are available to our other employees, including a 401(k) plan, group health insurance, life insurance and our 2007 Employee Stock Purchase Plan. Our 40(k) plan provides for matching contributions at a maximum rate of 6% of the employee’s salary to a maximum matching contribution of $14,700 per employee per year. We also provide commuting expense reimbursement benefits to Mr. Coffee, Dr. Johnson and Dr. Matsuda which include a tax gross up. Mr. Okajima, a resident of Japan, is not eligible to participate in our 401(k) plan, group health insurance or life insurance plan. In the case of Mr. Okajima, we pay a benefits adjustment of approximately $17,800 each year, payable on a monthly basis, and contribute 50% of the premium costs for certain insurance, unemployment, pension and welfare programs. These benefits are provided to Mr. Okajima as customary market benefits for executives in Japan and with respect to the pension and welfare premium costs, as required by Japanese law.

Risk Analysis

The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the company. The design of our compensation policies and programs encourage our employees to remain focused on both the short-and long-term goals of the company. For example, while our discretionary cash incentive plan measures performance on a short-term basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained stock price appreciation and limits the potential value of excessive risk-taking.

Tax and Accounting Considerations

We account for stock-based awards exchanged for employee services in accordance with the Compensation—Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. In accordance with the topic, we are generally required to estimate and record an expense for each award of equity compensation over the vesting period of the award. As to cash compensation, the accounting rules also require us to record an expense over the period during which it is earned. We generally intend to qualify executive compensation for deductibility without limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. Section 162(m) of the Code provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation (other than certain exempt performance-based compensation) is limited to no more than $1.0 million per year. We do not expect that the non-exempt compensation to be paid to any of our executive officers for fiscal 2011 as calculated for purposes of Section 162(m) of the Code will exceed the $1.0 million annual limit.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of MediciNova under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with members of management and, based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the annual report on Form 10-K for the fiscal year ended December 31, 2011.

Compensation Committee

Arlene Morris (Chairman)

Jeff Himawan, PhD

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation for all services rendered in all capacities to us during each of the fiscal years ended December 31, 2011, December 31, 2010 and December 31, 2009, earned by each of our current executive officers and Mr. Asako.

Name and Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (16)	All Other Compensation ($)		Total ($)
Yuichi Iwaki, M.D., Ph.D.	2011	490,060	—	331,960	203,375	14,700	(2)	1,040,095
President and Chief	2010	490,060	—	254,300	—	14,700	(2)	759,060
Executive Officer	2009	473,488	—	113,100	236,745	14,700	(2)	838,033

Michael Coffee (3)	2011	300,000	—	262,021	87,150	67,496	(4)	716,667
Chief Business Officer	2010	164,286	—	301,400	—	28,823	(5)	494,509

Masatsune Okajima	2011	285,000	—	262,021	82,793	17,757	(6)	647,571
Vice President and Head of	2010	285,000	—	154,900	—	16,700	(6)	456,600
Japanese Office	2009	248,585	—	47,850	100,000	16,713	(6)	413,148

Kirk Johnson, Ph.D. (7)	2011	285,000	—	262,021	82,793	59,184	(8)	688,998
Chief Scientific Officer	2010	261,250	—	434,000	—	68,552	(9)	763,802

Michael Gennaro (10)	2011	—	—	—	—	215,850	(11)	215,850
Chief Financial Officer

Kazuko Matsuda, M.D., Ph.D., MPH (12)	2011	255,000	—	313,671	85,875	12,138	(13)	666,684
Chief Medical Officer

Shintaro Asako, CPA (14)	2011	23,750	—	—	—	237,500		261,250
Former Chief Financial Officer	2010	285,000	—	154,900	—	14,700	(15)	454,600
	2009	243,296	—	69,600	100,000	14,700	(15)	427,596

(1)	Amounts in the Option Awards column reflect the grant date fair value as calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (formerly known as FAS 123R and referred to here as ASC 718). See Note 1, “The Company, Basis of Presentation and Summary of Significant Accounting Policies—Stock Based Compensation,” in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for the relevant assumptions used to determine the valuation of awards.
(2)	Includes 401(k) employer matching contributions ($14,700). Excludes long-term disability insurance and health insurance premiums, both of which are generally available to all employees on a non-discriminatory basis.
(3)	Mr. Coffee was hired by MediciNova in June 2010 and was appointed Interim Chief Financial Officer in February 2011, serving until the appointment of Mr. Gennaro in September 2011.
(4)	Includes 401(k) employer matching contributions ($14,700) and amounts paid in connection with Mr. Coffee’s commuting expense (grossed-up) from his primary residence to MediciNova’s corporate headquarters ($52,796). Excludes long-term disability insurance and health insurance premiums, both of which are generally available to all employees on a non-discriminatory basis.
(5)	Includes amounts paid in connection with Mr. Coffee’s commuting expenses (grossed-up) from his primary residence to MediciNova’s corporate headquarters ($28,823). Excludes long-term disability insurance and health insurance premiums, both of which are generally available to all employees on a non-discriminatory basis.
(6)	Includes a Japanese benefits adjustment as stipulated in Mr. Okajima’s employment agreement.
(7)	Dr. Johnson was hired by MediciNova in February 2010.
(8)	Includes 401(k) employer matching contributions ($10,501) and amounts paid in connection with Dr. Johnson’s commuting expenses (grossed-up) from his primary residence to MediciNova’s corporate headquarters ($48,683). Excludes long-term disability insurance and health insurance premiums, both of which are generally available to all employees on a non-discriminatory basis.
(9)	Includes 401(k) employer matching contributions ($12,162) and amounts paid in connection with Dr. Johnson’s commuting expenses (grossed-up) from his primary residence to MediciNova’s corporate headquarters ($56,390). Excludes long-term disability insurance and health insurance premiums, both of which are generally available to all employees on a non-discriminatory basis.
(10)	Mr. Gennaro was appointed Chief Financial Officer in September 2011.
(11)	In connection with retaining Mr. Gennaro as Chief Financial Officer, MediciNova entered into a consulting agreement with FLG Partners, effective September 1, 2011, for the provision of his services. Under the agreement, MediciNova pays FLG Partners at a rate of $300 per hour for such services and $150 per hour for travel time between Mr. Gennaro’s primary residence in Northern California and MediciNova’s corporate headquarters in San Diego, California, at a rate of $150 per hour subject to a maximum of two hours in each direction, and reimburses reasonable travel and out-of-pocket business expenses.
(12)	Dr. Matsuda was appointed as our Chief Medical Officer on September 1, 2011.

(13)	Includes 401(k) employer matching contributions ($6,995) and amounts paid in connection with Dr. Matsuda’s commuting expenses (grossed-up) from her primary residence to MediciNova’s corporate headquarters ($5,143). Excludes long-term disability insurance and health insurance premiums, both of which are generally available to all employees on a non-discriminatory basis.
(14)	Mr. Asako resigned from his position as Chief Financial Officer on January 31, 2011 and was paid $237,500, which equals the salary that Mr. Asako would have received through November 30, 2011, in connection with his resignation.
(15)	Includes 401(k) employer matching contributions ($14,700). Excludes long-term disability insurance and health insurance premiums, both of which are generally available to all employees on a non-discriminatory basis.
(16)	As of December 31, 2011, we have accrued a total discretionary management cash incentive for the period from August 1, 2011 to March 31, 2012 (the Performance Period) of approximately $325,000 based on the preliminary assessment of the achievement of corporate goals through the filing of the fiscal year 2011 Annual Report on Form 10-K. The Compensation Committee has deferred making a decision on the performance against these goals until the data from the recently completed MN-221 trial becomes available. The portion of the target discretionary cash incentives for the Performance Period which were accrued in 2011 were $122,515 for Dr. Iwaki, $49,875 for Mr. Okajima, Dr. Johnson and Dr. Matsuda, and $52,500 for Mr. Coffee. The discretionary cash incentive related to 2010 corporate and individual objectives accrued and paid in 2011 were $80,860 for Dr. Iwaki, $32,918 for each of Mr. Okajima and Dr. Johnson, $36,000 for Dr. Matsuda, and $34,650 for Mr. Coffee.

GRANTS OF PLAN BASED AWARDS

The following table discloses grants of stock awards during the fiscal year ended December 31, 2011 for each of our current executive officers and Mr. Asako.

Name and Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards $/Sh. (1)	Grant Date Fair Value of Option Awards (2) ($)
		Threshold $	Target $	Maximum $
Yuichi Iwaki, M.D, Ph.D.	07/13/2011	—	—	—	100,000	2.54	150,260
President and Chief	08/03/2011	—	—	—	115,000	2.46	181,700
Executive Officer	—	—	122,515	—	—	—	—

Michael Coffee	07/13/2011	—	—	—	85,000	2.54	127,721
Chief Business Officer	08/03/2011	—	—	—	85,000	2.46	134,300
	—	—	52,500	—	—	—	—

Masatsune Okajima	07/13/2011	—	—	—	85,000	2.54	127,721
Vice President and	08/03/2011	—	—	—	85,000	2.46	134,300
Head of Japanese Office	—	—	49,875	—	—	—	—

Kirk Johnson, Ph.D.	07/13/2011	—	—	—	85,000	2.54	127,721
Chief Scientific Officer	08/03/2011	—	—	—	85,000	2.46	134,300
	—	—	49,875	—	—	—	—

Michael Gennaro (4)	—	—	—	—	—	—	—
Chief Financial Officer

Kazuko Matsuda, Ph.D.	07/13/2011	—	—	—	75,000	2.54	112,695
Chief Medical Officer	08/03/2011	—	—	—	75,000	2.46	118,500
	09/01/2011	—	—	—	60,000	2.30	82,476
	—	—	49,875	—	—	—	—

Shintaro Asako, CPA (5)	—	—	—	—	—	—	—
Former Chief Financial Officer

(1)	The exercise price of the stock option awards is either equal to or greater than the grant date’s closing price, or the prior day’s closing price if the grant date fell over the weekend, as reported by Nasdaq.
(2)	Amounts listed in this column represent the aggregate full grant date fair value computed in accordance with ASC 718. Refer to Note 1, “The Company, Basis of Presentation and Summary of Significant Accounting Policies—Stock Based Compensation,” in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for the relevant assumptions used to determine the valuation of awards.
(3)	In accordance with accounting principles generally accepted in the U.S., we have accrued approximately $325,000 in total for management discretionary cash incentives as of December 31, 2011. The management discretionary cash incentives do not include threshold or maximum payouts.
(4)	We did not grant any equity or non-equity awards to Mr. Gennaro. Please see “Compensation Discussion and Analysis” in this proxy statement for a detailed description of the arrangement by which we have retained Mr. Gennaro’s services.
(5)	Mr. Asako resigned from his position as Chief Financial Officer on January 31, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table discloses outstanding stock awards classified as exercisable and unexercisable as of December 31, 2011 for each of our current executive officers and Mr. Asako.

	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh.) (1)	Option Expiration Date
Yuichi Iwaki, M.D., Ph.D.	40,000	—	11.60	1/4/2016	(2)
President and Chief Executive Officer	1,000	—	13.36	5/11/2016	(3)
	20,000	—	11.48	7/9/2016	(4)
	333,503	—	9.73	11/12/2016	(2)
	127,273	2,727	4.42	1/6/2018	(2)
	71,094	26,406	2.20	1/29/2019	(2)
	28,081	30,519	7.34	1/28/2020	(2)
	10,415	89,585	2.54	07/12/2021	(2)
	—	115,000	2.46	08/02/2021	(7)

Michael Coffee	37,498	62,502	5.13	6/13/2020	(2)
Chief Business Officer	8,860	76,140	2.54	07/12/2021	(2)
	—	85,000	2.46	08/02/2021	(7)

Masatsune Okajima	10,000	—	11.26	8/1/2016	(6)
Vice President and Head of Japanese Office	15,000	—	22.60	9/1/2016	(2)
	25,000	—	34.12	9/1/2016	(2)
	125,064	—	9.73	11/12/2016	(2)
	47,000	1,000	4.42	1/6/2018	(2)
	30,079	11,171	2.20	1/29/2019	(2)
	17,106	18,594	7.34	1/28/2020	(2)
	8,854	76,146	2.54	07/12/2021	(2)
	—	85,000	2.46	08/02/2021	(7)

Kirk Johnson, Ph.D.	40,833	54,167	7.34	1/31/2020	(2)
Chief Scientific Officer	8,852	76,148	2.54	07/12/2021	(2)
	—	85,000	2.46	08/02/2021	(7)

Michael Gennaro (5)	—	—	—	—
Chief Financial Officer

Kazuko Matsuda	8,000	—	11.48	7/9/2016	(4)
Chief Medical Officer	22,300	14,670	4.80	7/7/2019	(2)
	5,700	6,200	7.34	1/31/2020	(2)
	7,496	12,504	5.13	6/13/2020	(2)
	7,812	67,188	2.54	07/12/2021	(2)
	—	75,000	2.46	08/02/2021	(7)
	3,750	56,250	2.30	08/31/2021	(2)

Shintaro Asako, CPA (8)	—	—	—	—
Former Chief Financial Officer

(1)

See Note 1, “The Company, Basis of Presentation and Summary of Significant Accounting Policies—Stock Based Compensation,” in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for the relevant assumptions used to determine the valuation of these stock option awards. The exercise price of the stock option awards is either equal to or greater than the grant date’s closing price, or the prior day’s closing price if the grant date fell over the weekend, as reported by the Nasdaq Market of the Osaka Securities Exchange, converted to U.S. dollars based on the respective dates exchange rate per www.Oanda.com or Nasdaq.
(2)	These grants vest in equal monthly installments over four years from the vesting commencement date, which was the date of grant.
(3)	This grant fully vests after six months from the vesting commencement date, which was the date of grant.
(4)	This grant vested 10,000 shares upon the date of grant, with 1/16 of the remaining shares vesting per quarter.
(5)	Mr. Gennaro was not granted, and did not hold, any equity awards. Please see Compensation Discussion and Analysis in this proxy statement for a detailed description of the arrangement by which we have retained Mr. Gennaro’s services.
(6)	This grant vests in equal monthly installments over six months from the vesting commencement date, which was the date of grant.
(7)	This grant vests upon the Board’s determination in its sole discretion of meeting certain corporate goals by March 31, 2012. The number of shares subject to these stock options that shall vest shall be determined by the Board in its sole discretion and the Board shall make such determination as soon as reasonably practicable after March 31, 2012. The Board has not yet made that determination.
(8)	Mr. Asako resigned from his position as Chief Financial Officer on January 31, 2011.

OPTION EXERCISES AND STOCK VESTED

None of our Named Executive Officers exercised stock options during 2011.

SUMMARY OF POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Severance Protection Agreements

Our Severance Protection Agreements were established to provide our executive officers with certain payments upon a change of control. The following summary of the material provisions of the Severance Protection Agreements is qualified in its entirety by reference to the actual agreements. Our Severance Protection Agreements are structured on a “double-trigger” basis meaning that in order for an executive officer to receive a change of control payment, there must be a change of control and within 12 months after the change of control the executive officer’s employment must be terminated without “cause” or the executive officer must resign for “good reason.” Additionally, the Severance Protection Agreements provide that an executive officer may receive a change of control payment in the event the executive officer’s employment is terminated without “cause” within the 30 days immediately preceding a change of control or if, within the 30 days immediately preceding a change of control there is a material adverse change in the executive officer’s status, position or responsibilities and the executive officer is subsequently terminated within the 24 months following a change of control other than for “cause.” If these events occur, then, pursuant to the Severance Protection Agreement, the executive officer is entitled to receive the following benefits:

•

a lump sum severance payment equal to two times the sum of the executive officer’s “base salary amount” and “bonus amount.” The “base salary amount” is the greater of the executive officer’s annual base salary (i) at the rate in effect on the termination date and (ii) at the highest rate in effect at any time during the 180-day period prior to a change of control. The “bonus amount” is the greater of (i) the annual bonus paid in respect of the fiscal year immediately preceding the termination date; (ii) the average of the annual bonus paid to the executive under any annual bonus plan during each of the three fiscal years ending immediately prior to the termination date; and (iii) the annual target bonus established for the executive officer for the fiscal year during which the termination occurs, in the event the executive officer was not employed for the entire fiscal year ending immediately prior to the termination date;

•	a pro rata bonus computed based on the “bonus amount”;

•	continued life insurance, disability, medical, dental and hospitalization coverage for a period of up to 24 months and reasonable outplacement services for a period of up to 12 months; and

•	acceleration of vesting and other benefits regarding options to purchase our Common Stock or other equity compensation awards provided to the executive officer in any plans or agreements.

The executive’s receipt of the lump sum severance and continued benefits are subject to the executive’s execution of a release in favor of the Company.

The Severance Protection Agreements define “change of control” as:

•	an acquisition of 40% or more of our voting securities by any person;

•	a change in a majority of the members of the Board;

•

a merger, substantial asset sale or similar transaction resulting in current stockholders owning 50% or less of the common stock and voting securities of the corporation or entity resulting from such transaction; or

•	approval by our stockholders of our complete liquidation or dissolution.

We do not have a Severance Protection Agreement with Mr. Gennaro. Please see “Compensation Discussion and Analysis” in this proxy statement for a detailed description of the arrangement by which we retained Mr. Gennaro’s services.

Employment Agreements

Under the terms of the employment agreements with our current executive officers (other than Mr. Okajima), either party may terminate the agreement at any time upon three months’ notice. In lieu of three months’ notice, we may instead (at our election) provide the executive officer with a lump sum payment equal to 50%, or 75% for Dr. Iwaki, of his annual base compensation. Under Japanese law, we must provide Mr. Okajima at least 30 days’ prior dismissal notice or 30 days’ pay in lieu thereof or a combination of such notice and pay requirements. In the event of termination of Mr. Okajima’s at-will employment by us (other than for cause), we will provide six months of severance to Mr. Okajima. We do not have an employment agreement with Mr. Gennaro. Please see “Compensation Discussion and Analysis” in this proxy statement for a detailed description of the arrangement by which we retained Mr. Gennaro’s services.

The employment agreements provide that the executive officers may not disclose our confidential and proprietary information and must assign to us any inventions or other proprietary information discovered during their employment with us.

The following table reflects potential benefits or change in control payments to our executive officers if they were terminated on December 31, 2011. If the amount of these payments would cause an executive to become subject to the “golden parachute” excise tax imposed under Section 4999 of the Code, the change of control payments will be reduced so that the executive is not subject to an excise tax.

Name	Termination by MediciNova without Cause		Change in Control and Termination without Cause or Voluntary Termination for Good Reason (1)		Termination by MediciNova, Inc. and Election to Waive Required Notice Period
Yuichi Iwaki, M.D., Ph.D.
Severance Pay	—		$1,141,840	(2)	$367,545	(3)
Pro Rata Bonus	—		$224,030		—
Medical and Outplacement Benefits (4)	—		$85,743		—
Acceleration of Equity Awards (5)	—		$0		—

Masatsune Okajima
Severance Pay	$142,500	(7)	$635,836	(2)	$—
Pro Rata Bonus	—		$100,000		—
Medical and Outplacement Benefits (8)	—		$34,300		—
Acceleration of Equity Awards (5)	—		$0		—

Michael Coffee
Severance Pay	—		$669,300	(2)	$150,000	(6)
Pro Rata Bonus	—		$105,000		—
Medical and Outplacement Benefits (4)	—		$128,411		—
Acceleration of Equity Awards (5)	—		$0		—

Kirk Johnson, Ph.D.
Severance Pay	—		$635,836	(2)	$142,500	(6)
Pro Rata Bonus	—		$100,000		—
Medical and Outplacement Benefits (4)	—		$53,236		—
Acceleration of Equity Awards (5)	—		$0		—

Kazuko Matsuda, Ph.D.
Severance Pay	—		$642,000	(2)	$142,500	(6)
Pro Rata Bonus	—		$100,000		—
Medical and Outplacement Benefits (4)	—		$20,238		—
Acceleration of Equity Awards (5)	—		$0		—

(1)	Under the Severance Protection Agreements, “cause” is defined to include: the executive officer’s conviction of a felony or any crime involving fraud, embezzlement or theft; willful engagement in illegal conduct or gross misconduct that is significantly injurious to us; or failure to perform his duties in a reasonably satisfactory manner after receipt of a notice from us detailing such failure. “Good reason” is defined to include: a material adverse change in status, position, responsibilities, including reporting responsibilities, or in base salary; a relocation of the place of principal employment by more than 50 miles; or any material breach by us of any provision of any agreement to which we and the applicable executive officer are parties.
(2)	Equals two times the executive officer’s “base salary amount” and “bonus amount.” The calculations in the table above assume that the executive’s 2011 base salary is the “base salary amount” and the executive’s bonus paid in 2011 is the “bonus amount”.
(3)	This severance pay is payable, at our election, if we decide to waive the three-month notice provision required for termination under the employment agreement and shall equal 75% of the executive officer’s base salary in effect at the time of termination.
(4)	The value of health and dental benefits are estimated based on the premium each executive officer would be required to pay for 24 months of continuing medical coverage under the provisions of our medical plan required by the Consolidated Omnibus Budget Reconciliation Act (COBRA).
(5)	The $1.70 closing price of our Common Stock on December 31, 2011 was less than the $4.42 exercise price of our stock option awards issued on January 6, 2008, the $2.20 exercise price of our stock option awards issued on January 29, 2009 and the $2.46 exercise price of our stock awards issued on August 3, 2011. Therefore, no stock option is in-the-money as of December 31, 2011 and the acceleration of vesting upon termination of an executive officer’s employment on December 31, 2010 would have provided no benefit to the executive.
(6)	This severance pay is payable, at our election, if we decide to waive the three-month notice provision required for termination under the employment agreements and shall equal 50% of the executive officer’s annual base salary in effect at the time of termination.
(7)	This severance pay is payable, at our election, if we decide to terminate Mr. Okajima’s employment other than for cause and shall equal six months of his annual base salary in effect at the time of termination.
(8)	Equals two times Mr. Okajima’s annual Japanese benefits adjustment.

Shintaro Asako resigned from his position as Chief Financial Officer on January 31, 2011 and was paid $237,500, which equals the salary that Mr. Asako would have received through November 30, 2011, in connection with his resignation, and we paid Mr. Asako 10 months of continuing medical and dental benefits following his departure.

DIRECTOR COMPENSATION

We compensate non-employee directors, other than Dr. Himawan and Mr. Nakata, for their service on the Board. Each non-employee director other than Dr. Himawan and Mr. Nakata is eligible to receive an annual cash compensation of $40,000, payable in equal quarterly installments in arrears.

We pay the Chairman of the Audit Committee of the Board additional annual cash compensation of $20,000, and we pay the Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee additional annual cash compensation of $10,000. In addition, we reimburse our directors for reasonable expenses incurred in connection with attendance at Board and committee meetings. As of November 2011, non-employee directors are no longer eligible to receive an initial fee of $20,000 upon first becoming a member of the Board.

As of November 2011, a non-employee director is granted, upon initial appointment to the Board, a fully vested nonstatutory options to purchase 15,000 shares of our Common Stock. As of that date, nondiscretionary, automatic grants of stock options are no longer provided to our non-employee directors. The Compensation Committee will review and determine on a discretionary basis whether stock options will be granted to our non-employee directors on an annual basis, in conjunction with its annual review of executive compensation. Stock options granted to non-employee directors have a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant. The Board engaged Compensia in 2011 to perform a review and recommendations with respect to non-employee director compensation and the changes in such compensation policy made in November 2011 were a result of the report received from Compensia. The report provided by Compensia included comparable non-employee director compensation for our peer company group, which consisted of 17 biotechnology and pharmaceutical companies with clinical development programs in at least Phase II development, with a market capitalization greater than $15 million and less than $250 million and in geographies with a premium cost of living.

In January 2006, each non-employee, non-consultant director was granted a one-time discretionary stock option to purchase 20,000 shares of our Common Stock at 100% of the fair market value of the underlying shares on the date of grant. These stock options were immediately vested as to 10,000 shares, and the remaining 10,000 shares vested quarterly over the subsequent four years. In July 2011 each non-employee director serving at such time, other than Jeff Himawan, was granted a one-time discretionary stock option to purchase 44,000 shares of our Common Stock at 100% of the fair market value of the underlying shares on the date of grant. These stock options were immediately vested as to 30,000 shares, and the remaining 14,000 shares fully vest on the six month anniversary of the date of the grant. Our non-employee directors have not been granted any other discretionary stock options or stock awards.

The following table sets forth compensation information with respect to all of our non-employee directors for amounts earned during the year ended December 31, 2011.

Name (1)	Fees Paid in Cash ($)	Option Awards ($) (2)	Total ($)
Jeff Himawan, Ph.D (3)	$—	$—	$—
Arlene Morris	$40,833	$63,804	$104,637
Hiroaki Shigeta	$40,833	$63,804	$104,637
Tatsuo Izumi (4)	$10,666	$17,811	$28,477
Kousuke Nakata (3)(5)	$—	$—	$—
John Prendergast, Ph.D (6)	$105,000	$63,804	$168,804
Alan Dunton (7)	$3,333	$—	$3,333

(1)	Dr. Iwaki has been omitted from the table, as he is an employee and receives no compensation for serving on the Board.

(2)	Amounts in the Option Awards column reflect the grant date fair value as calculated in accordance with Topic 718. Refer to Note 1, “The Company, Basis of Presentation and Summary of Significant Accounting Policies—Stock Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for the relevant assumptions used to determine the valuation of our awards. In fiscal year 2011, each of Dr. Prendergast, Mr. Shigeta and Ms. Morris was granted a stock option to purchase 44,000 shares of Common Stock, for which the total grant date fair value of each such stock option was $2.40. Mr. Izumi was granted a stock option to purchase 15,000 shares of Common Stock, for which the total grant date fair value of each such stock option was $1.99.
(3)	Dr. Himawan and Mr. Nakata do not receive cash compensation or option awards for serving on the Board.
(4)	Mr. Izumi was appointed to the Board effective September 25, 2011.
(5)	Mr. Nakata was appointed to the Board effective November 29, 2011.
(6)	Dr. Prendergast resigned from the Board effective September 26, 2011 and received a payment of $60,000 in connection with his resignation.
(7)	Dr. Dunton resigned from the Board effective January 28, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 10, 2012 as to shares of Common Stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of the Common Stock, (ii) each of our directors, (iii) each of our executive officers named under the “Summary Compensation Table,” and (iv) all of our directors and executive officers as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be. The percentage of Common Stock beneficially owned is based on 16,118,565 shares outstanding as of April 10, 2012. In addition, shares issuable pursuant to convertible preferred stock and to stock options and warrants which may be exercised within 60 days of April 10, 2012 are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest, as applicable, but they are not treated as outstanding in calculating the percentage ownership for any individual other than the holder thereof.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% Stockholders:
Kissei Pharmaceutical Co., Ltd. (2)	3,000,000	16.4%
Essex Woodland Health Ventures Fund VI, L.P. (3)	1,210,370	7.5%
Cummings Bay Capital Management GP, LLC (4)	913,030	5.6%

Directors and Executive Officers:
Yuichi Iwaki, M.D., Ph.D. (5)	1,526,807	9.0%
Jeff Himawan, Ph.D. (6)	1,210,370	7.5%
Tatsuo Izumi (7)	628,200	3.9%
Arlene Morris (8)	80,000	*
Hiroaki Shigeta (8)	47,000	*
David O’Toole (9)	15,000	*
Masatsune Okajima (10)	402,891	2.4%
Kazuko Matsuda (11)	183,326	1.1%
Kirk Johnson (12)	166,207	1.0%
Michael Coffee (13)	162,491	1.0%
Kousuke Nakata (14)	3,000,000	16.4%
Michael Gennaro	—	—
All directors and executive officers as a group (12 persons) (15)	7,407,292	36.70%

*	Amount represents less than 1% of the outstanding shares of our Common Stock.
(1)	Unless otherwise noted, the address of each beneficial owner listed in the table is c/o MediciNova, Inc., 4350 La Jolla Village Drive, Suite 950, San Diego, California 92122. Except as indicated by footnote, and subject to community property laws where applicable, the beneficial owner has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2)	Based upon a Schedule 13G/A filed with the SEC on October 13, 2011 by Kissei Pharmaceutical Co., Ltd., and includes 800,000 outstanding shares of Common Stock and 2,200,000 shares of the Common Stock issuable upon conversion of 220,000 outstanding shares of Series B Convertible Preferred Stock. The principal business address for Kissei Pharmaceutical Co., Ltd is 19-48, Yoshino, Matsumoto City, Nagano Prefecture 399-8710, Japan 81-263-25-9081.
(3)

Based upon a Schedule 13D filed with the SEC on February 13, 2006 and subsequent Form 4s filed by Dr. Himawan. Includes 1,170,370 shares owned by Essex Woodland Health Ventures Fund VI, L.P., and 40,000 shares subject to stock options exercisable within 60 days of April 10, 2012. The principal business address for Essex Woodlands Health Ventures Fund VI, L.P. is 335 Bryant Street, 3rd Floor, Palo Alto, California 94301. We have been advised by Essex Woodlands Health Ventures, general partner of Essex

Woodlands Health Ventures Fund VI, L.P., that up to five persons who are partners of Essex Woodlands Health Ventures have voting and investment power over shares held by Essex Woodlands Health Ventures Fund VI, L.P. At least a majority of those voting is required for an investment decision, and in practice the decisions are almost always made pursuant to a unanimous vote.
(4)	Based upon a Schedule 13G/A filed with the SEC on February 2, 2012 by Cummings Bay Capital Management GP, LLC and includes shares owned by the following affiliated entities: (a) Pyxis Long/Short Healthcare Fund (f/k/a Highland Long/Short Healthcare Fund) and Strand Advisors XVI 721,553 shares of Common Stock and 121,816 shares subject to warrants exercisable within 60 days of April 10, 2012. The principal business address for Cummings Bay Capital Management, L.P. is 13455 Noel Rd., Suite 800 Dallas, TX 75240.
(5)	Includes 698,958 shares held by Dr. Iwaki, 50,000 shares subject to warrants exercisable within 60 days of April 10, 2012 and 777,849 shares subject to stock options exercisable within 60 days of April 10, 2012.
(6)	Includes 1,170,370 shares owned by Essex Woodland Health Ventures Fund VI, L.P., of which Dr. Himawan serves as Managing Director and 40,000 shares subject to stock options exercisable within 60 days of April 10, 2012. Dr. Himawan has named Essex Woodlands Health Ventures as the designee to receive any stock options Dr. Himawan receives in his capacity as director. Dr. Himawan disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(7)	Includes 628,200 shares held by Mr. Izumi.
(8)	Includes 47,000 shares subject to stock options exercisable within 60 days of April 10, 2012.
(9)	Includes 15,000 shares subject to stock options exercisable within 60 days of April 10, 2012.
(10)	Includes 20,148 shares held by Mr. Okajima and 382,743 shares subject to stock options exercisable within 60 days of April 10, 2012.
(11)	Dr. Matsuda was promoted to Chief Medical Officer by MediciNova in September 2011. Includes 18,805 shares, 9,200 shares subject to warrants exercisable within 60 days of April 10, 2012, and 155,321 shares subject to stock options exercisable within 60 days of April 10, 2012.
(12)	Includes 1,700 shares, 1,700 shares subject to warrants exercisable within 60 days of April 10, 2012, and 162,807 shares subject to stock options exercisable within 60 days of April 10, 2012.
(13)	Includes 4,000 shares, 4,000 shares subject to warrants exercisable within 60 days of April 10, 2012, and 158,491 shares subject to stock options exercisable within 60 days of April 10, 2012.
(14)	Includes 3,000,000 shares owned by Kissei Pharmaceutical Co., Ltd., of which Mr. Nakata serves as Director, Licensing and Clinical Development. Mr. Nakata disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(15)	Includes 3,342,181 shares held of record, 2,200,000 shares issuable upon conversion of 220,000 outstanding shares of Series B Convertible Preferred Stock, 64,900 shares subject to warrants exercisable within 60 days of April 10, 2012 and 1,800,211 shares subject to stock options that are exercisable within 60 days of April 10, 2012.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of MediciNova under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee operates under a written charter adopted by the Board of Directors (the “Board”) on September 28, 2004. A copy of the Audit Committee Charter is available on our web site at www.medicinova.com. The members of the Audit Committee are Jeff Himawan, Ph.D. (Chairman), Arlene Morris and Hiroaki Shigeta, each of whom meets the independence standards of the Nasdaq Marketplace Rules and the rules and regulations of the SEC.

The Audit Committee oversees our financial reporting process on behalf of the Board and is responsible for providing independent, objective oversight of our accounting, auditing, financial reporting, internal control and legal compliance functions. It is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for our financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible in its report for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed our audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2011 with our management and its independent registered public accounting firm. The Audit Committee met privately with the independent registered public accounting firm and discussed issues deemed significant by such firm, including those matters required by Statements of Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has received the written disclosures from our independent registered public accounting firm required by PCAOB Rule 3526 (formerly Independence Standards Board Standard No. 1) and discussed with such firm its independence from us. E&Y advised the Audit Committee that E&Y was and continues to be independent accountants with respect to the Company.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Audit Committee

David O’Toole (Chairman)

Arlene Morris

Hiroaki Shigeta

OTHER MATTERS

We know of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, our directors, executive officers and beneficial holders of more than 10% of our Common Stock are required to report their initial ownership of the Common Stock and any subsequent change in that ownership to the SEC. Specific due dates for these reports have been established, and we are required to identify those persons who failed to timely file these reports. To our knowledge, based solely on a review of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were satisfied.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

Any of our stockholders may propose business to be brought before our 2013 Annual Meeting of Stockholders. Proposals of our stockholders that are intended to be presented by such stockholders at our 2013 Annual Meeting of Stockholders must be received by our Secretary no later than January 4, 2013 in order that they may be included in our proxy statement and form of proxy relating to such meeting. A stockholder proposal not included in our proxy statement for the 2013 Annual Meeting of Stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive officers and otherwise complies with the provisions of our Bylaws. To be timely, the Bylaws provide that we must have received the stockholder’s notice not less than 90 days or more than 120 days in advance of the anniversary of the date this Proxy Statement was released to stockholders in connection with the Annual Meeting. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2013 Annual Meeting of Stockholders, must be received by our Secretary no later than January 4, 2013 (120 days before the anniversary of the date on which we first mailed our proxy materials for the Annual Meeting) in order to be considered for inclusion in our proxy materials for that meeting. However, if the date of the 2013 Annual Meeting of Stockholders is changed by more than 30 days from the date contemplated at the time of this Proxy Statement, we must receive the stockholder’s notice not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the seventh day following the day on which public announcement of the date of such meeting is first made.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and annual report, please notify your broker, and direct a written request to us at MediciNova, Inc., 4350 La Jolla Village Drive, Suite 950, San Diego, California 92122, or contact us via telephone at (858) 373-1500. We will provide a separate copy of this Proxy Statement and the annual report to any stockholder at a shared address to which a single copy was delivered. Stockholders who currently receive multiple copies of the Proxy Statement and/or annual report at their address and would like to request “householding” of their communications should contact their broker.

ANNUAL REPORT

A copy of our 2011 Annual Report to Stockholders, excerpted from our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, has been mailed with this Proxy Statement.

Any person who was a beneficial owner of our Common Stock on the record date may request a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including financial statements thereto, but not including exhibits, and it will be furnished without charge upon receipt of a written request. Any such request should be addressed to us at MediciNova, Inc., 4350 La Jolla Village Drive, Suite 950, San Diego, California 92122, Attention: Investor Relations. The request must include a representation by the stockholder that, as of April 19, 2012, the stockholder was entitled to vote at the Annual Meeting. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 is on file with the SEC and may be accessed electronically at the SEC’s website at www.sec.gov or at the Investor Relations-SEC Filings section of our website at www.medicinova.com.

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Whether or not you intend to be present at the Annual Meeting, we urge you to return your signed proxy promptly.

By Order of the Board of Directors

Yuichi Iwaki, M.D., Ph.D.

President, Chief Executive Officer and Director

April 30, 2012

Appendix A

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

MEDICINOVA, INC.

Under Section 242 of the Delaware General Corporation Law

MediciNova, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1. The Restated Certificate of Incorporation of the Corporation is hereby amended by changing Article IV, Section A thereof so that, as amended, said Article IV, Section A shall be and read as follows:

“A. Authorized Stock. The Corporation is authorized to issue two classes of stock to be designated respectively Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of all shares of all classes of capital stock the Corporation shall have authority to issue is one hundred three million (103,000,000). The total number of shares of Preferred Stock the Corporation shall have authority to issue is three million (3,000,000). The total number of shares of Common Stock the Corporation shall have authority to issue is one hundred million (100,000,000). The Preferred Stock shall have a par value of $0.01 per share and the Common Stock shall have a par value of $0.001 per share. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of Preferred Stock, or of any series thereof, unless a vote of any such holders of Preferred Stock is required pursuant to the provisions established by the Board of Directors of the Corporation (the “Board of Directors”) in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in this Restated Certificate of Incorporation, the only stockholder approval required shall be the affirmative vote of a majority of the combined voting power of the Common Stock and the Preferred Stock so entitled to vote.

Each ten (10) shares of the Corporation’s Common Stock, par value $.001 per share, issued and outstanding as of the close of business on October 30, 2006 shall be converted and reclassified into one (1) share of the Corporation’s Common Stock, par value $.001 per share.”

2. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the vote of a majority of the outstanding shares of common stock of the Corporation.

IN WITNESS WHEREOF, I have signed this Certificate this          day of                     , 2012.

YUICHI IWAKI, M.D., PH.D. President & CEO

A-1

MEDICINOVA, INC.

Annual Meeting of Stockholders, Thursday, June 14, 2012

This Proxy is Solicited on Behalf of the Board of Directors of

MEDICINOVA, INC.

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on Thursday, June 14, 2012 and the Proxy Statement and appoints each of Yuichi Iwaki, M.D., Ph.D. and Michael Coffee, jointly and severally, as proxies for the undersigned, with full power of substitution, to vote all shares of common stock of MEDICINOVA, INC., or MediciNova, which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2012 Annual Meeting of Stockholders of MediciNova to be held at the Northern Trust Tower, 4370 La Jolla Village Drive, Suite 210, San Diego, California 92122 on Thursday, June 14, 2012, at 3:30 p.m. Pacific Daylight Time, or the Annual Meeting, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth herein. If no direction is provided, this Proxy will be voted as recommended by the Board of Directors. The proxy holders are also authorized to vote upon all other matters as may properly come before the Annual Meeting, or any adjournment thereof, utilizing their own discretion as set forth in the Notice of Annual Meeting and Proxy Statement. MediciNova cannot assure that your shares will be voted unless you sign, date and return this Proxy so that it is received by June 8, 2012.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

ANNUAL MEETING OF STOCKHOLDERS OF

MEDICINOVA, INC.

June 14, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The proxy statement is available at www.medicinova.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

☐  Please detach along perforated line and mail in the envelope provided.  ☐

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following nominees named below:

	For All	Withhold All	For All Except	To withhold authority to vote for any nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐

Nominees
01) Yuichi Iwaki M.D., Ph.D.
02) Hiroaki Shigeta
03) Kousuke Nakata

The Board of Directors recommends you vote FOR the following proposal(s):	For	Against	Abstain

2. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2012.	☐	☐	☐

3.    To approve the amendment of the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from thirty million (30,000,000) to one hundred million (100,000,000) shares and to increase the authorized number of preferred stock from five hundred thousand (500,000) to three million (3,000,000) shares.

	☐	☐	☐

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [Joint Owners]	Date